EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and between

OLD LINE BANCSHARES, INC.

And

REGAL BANCORP, INC.

Dated as of August 5, 2015

TABLE OF CONTENTS

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – List of Loans to be Paid at Closing

Exhibit D – Bank Merger Agreement

Exhibit E – RBI Loan Documents

Exhibit F – Form of Intercreditor and Collateral Sharing Agreement

Exhibit G – Form of Sanner Employment Agreement

Exhibit H – Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of August 5, 2015, is made by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and Regal Bancorp, Inc., a Maryland corporation (“RBI”).

BACKGROUND

1. RBI owns directly all of the outstanding capital stock of Regal Bank & Trust, a trust company with commercial banking powers chartered under the laws of the State of Maryland (“Regal”).

2. OLB owns directly all of the outstanding capital stock of Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland (“Old Line”).

3. OLB and RBI desire for RBI to merge with and into OLB, with OLB surviving the Merger, in accordance with the applicable laws of the State of Maryland and this Agreement.

4. As an additional condition and inducement to OLB to enter into this Agreement, each of the individuals listed on Exhibit A has executed a Support Agreement in the form attached as Exhibit B.

5. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

6. OLB and RBI desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1 Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2 Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means a bona fide written proposal by a Person other than OLB for: (A) a merger, consolidation or acquisition of 25% or more of the assets or liabilities of RBI, any RBI Subsidiary, or any other business combination involving RBI or any RBI Subsidiary taken as a whole, in a single transaction or series of transactions; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of RBI Common Stock or the then outstanding shares of common stock of any RBI Subsidiary.

Affiliate means, with respect to any Entity, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of the Entity.

AFTAP means adjusted funding target attainment percentage.

Aggregate Cash Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Aggregate Common Stock Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Aggregate Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Agreement means this Agreement and Plan of Merger, including the exhibits and schedules hereto and any amendment or supplement hereto.

Application means an application for regulatory approval that is required to consummate the Contemplated Transactions.

Article III Standard has the meaning given to the term in Article III of this Agreement.

Article IV Standard has the meaning given to the term in Article IV of this Agreement.

Articles of Merger means, individually and collectively, the articles of merger to be executed by OLB and RBI and filed with SDAT in accordance with the MGCL.

Average NASDAQ Bank Stock Index Value For The Price Determination Period has the meaning given to the term in Section 7.1(j) of this Agreement.

Bank Merger has the meaning given to the term in Section 1.6 of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.6 of this Agreement.

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BHC Act means the Bank Holding Company Act of 1956, as amended.

Burdensome Condition has the meaning given to the term in Section 5.8 of this Agreement.

Business Day(s) means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which Regal or Old Line is authorized or obligated by applicable law or executive order to close.

Cash Election means an Election to receive the Per Share Cash Consideration with respect to all or a portion of a holder’s shares of RBI Common Stock in accordance with Section 2.5 hereof.

Cash Election Shares has the meaning given to the term in Section 2.5(b)(ii) of this Agreement.

Cause means: (i) any act or failure to act that constitutes fraud, incompetence, willful misconduct, breach of fiduciary duty, personal dishonesty, intentional failure to perform stated duties, violation of any Law (other than a traffic violation or similar level of offense) or final regulatory order or agreement with the employer; (ii) the conviction of a felony or crime involving moral turpitude; (iii) the employee’s entering into any transaction or any contractual relationship (other than this Agreement) related to the employment of the employee with any other employer, or diversion of business opportunity from employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (iv) conduct that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any Regulatory Authority with authority or jurisdiction over employer.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

CFPB means the Consumer Financial Protection Bureau.

CIC Agreement has the meaning given to the term in Section 5.7(c)(ii)(C) of this Agreement.

CIC Payment has the meaning given to the term in Section 5.7(c)(ii)(C) of this Agreement.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Starting Price has the meaning given to the term in Section 7.1(j) of this Agreement.

Closing Market Price has the meaning given to the term in Section 7.1(j) of this Agreement.

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Commissioner means the Maryland Office of the Commissioner of Financial Regulation.

Common Stock Election means an Election to receive the Per Share Common Stock Consideration with respect to all or a portion of a holder’s shares of RBI Common Stock in accordance with Section 2.5 hereof.

Common Stock Election Shares has the meaning given to the term in Section 2.5(b)(i) of this Agreement.

Confidentiality Agreement means the nondisclosure agreement between OLB and RBI, dated April 2, 2015.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (i) Merger, (ii) Bank Merger, and (iii) performance by OLB and RBI of their respective covenants and obligations under this Agreement.

CRA has the meaning given to the term in Section 3.22 of this Agreement.

Credit Extension means the making or renewal of any loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit.

Effective Date means the date that includes the Effective Time, which shall be as soon as practicable after the Closing Date.

Effective Time means the time at which the Articles of Merger are filed with SDAT and become effective in accordance with the MGCL.

Election means a Common Stock Election, a Cash Election, or a Mixed Election.

Election Deadline means 5:00 p.m., Eastern Time, on a date mutually agreed upon by OLB and RBI, provided that such date will be no later than five days prior to the anticipated Closing Date.

Election Form means a form, in such form as OLB and RBI shall mutually agree, that permits the RBI Common Stockholders to make an Election or to indicate that such RBI Common Stockholder has no preference as to the receipt of the Per Share Cash Consideration or the Per Share Common Stock Consideration for such RBI Common Stockholder’s shares of RBI Common Stock in the Merger (such indication of no preference, a “Non-Election”).

Election Form Record Date has the meaning given to the term in Section 2.5(b) of this Agreement.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture, or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (i) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (ii) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

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Environmental Laws means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. Environmental Laws include without limitation: (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws; and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means the agent designated by OLB (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedure described in Section 2.5(b) of this Agreement and the exchange procedure described in Section 2.9 of this Agreement.

Exchange Fund has the meaning given to the term in Section 2.9(a) of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FHLB means the Federal Home Loan Bank of Atlanta.

FHFA means the Federal Housing Finance Agency.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means U.S. generally accepted accounting principles.

Hazardous Materials means: (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated for the protection of human health or environment by any Regulatory Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

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Indemnified Parties has the meaning given to the term in Section 5.7(c)(iv) of this Agreement.

Indemnifying Party has the meaning given to the term in Section 5.7(c)(iv) of this Agreement.

Index Ratio has the meaning given to the term in Section 7.1(j) of this Agreement.

Intellectual Property has the meaning given to the term in Section 3.17 of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

IT Assets has the meaning given to the term in Section 3.17 of this Agreement.

Knowledge of OLB means the actual knowledge of OLB’s Chairman of the Board of Directors, President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and Chief Credit Officer and, with respect to Section 4.12 only, OLB’s Director of Human Resources.

Knowledge of RBI means the actual knowledge of RBI’s Chairman of the Board of Directors, President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and Senior Vice President/Senior Credit Officer and, with respect to Section 3.13 only, RBI’s HR Specialist.

Law means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any judicial and administrative orders, decrees, judgments, injunctions and writs, and any and all policies and directives issued by any Regulatory Authority.

Letter of Transmittal has the meaning given to the term in Section 2.5(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, mortgages, claims, or other encumbrances of any kind.

Mailing Date has the meaning given to the term in Section 2.5(b) of this Agreement.

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Material Adverse Effect means, with respect to OLB or RBI, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of OLB and the OLB Subsidiaries taken as a whole, or RBI and the RBI Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either OLB, on the one hand, or RBI, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes or delays the consummation of the Contemplated Transactions, other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective loan or investment portfolios of OLB or RBI resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Regulatory Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), capital market (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of OLB or RBI, as the case may be, including the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the Contemplated Transactions (including without limitation any actions taken pursuant to Section 5.7 of this Agreement), (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (ix) the public disclosure of this Agreement or the transactions contemplated hereby; except, in any such case, to the extent any such change, effect or circumstance has or would have a disproportionate effect on the business of RBI or OLB, as the case may be, relative to other similarly-situated Persons.

Maximum Cash Conversion Number has the meaning given to the term in Section 2.5(e)(i) of this Agreement.

Maximum Premium has the meaning given to the term in Section 5.7(c)(vi) of this Agreement.

Merger means the merger of RBI with and into OLB, pursuant to the provisions of the MGCL, whereupon (i) the separate existence of RBI shall cease and OLB shall be the surviving corporation and (ii) all of the outstanding shares of RBI Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

Merger Consideration has the meaning given to the term in Section 2.2 of this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

Minimum Cash Conversion Number has the meaning given to the term in Section 2.5(e)(ii) of this Agreement.

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Mixed Election has the meaning given to the term in Section 2.5(c) of this Agreement.

No-Election Shares has the meaning given to the term in Section 2.5(d) of this Agreement.

Non-Election has the meaning given to the term in the definition of Election Form in this Section 1.2 of this Agreement.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Non-Residential Credit Extension means a Credit Extension other than for an owner-occupied residence.

Notice of Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Objecting RBI Shares means any shares of RBI Common Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 3-203 of the MGCL.

OLB has the meaning given to the term in the Background section of this Agreement.

OLB Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of OLB or any other Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Companies means OLB, Old Line, and any other OLB Subsidiary, collectively.

OLB Disclosure Schedule means, collectively, the disclosure schedules delivered by OLB to RBI at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

OLB ERISA Affiliate means any Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

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OLB Financials means (a) the consolidated balance sheets of OLB at December 31, 2013 and 2014 and the consolidated statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and consolidated statements of cash flows for OLB for the years ended December 31, 2014, 2013 and 2012, and the notes thereto, as audited by Dixon Hughes Goodman LLP (except with respect to the statements for the year ended December 31, 2012, which were audited by Rowles & Company, LLP) and as set forth in OLB’s Annual Report on Form 10-K for the year ended December 31, 2014, (b) the consolidated balance sheet of OLB at December 31, 2014 and 2015 and the consolidated statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and consolidated statements of cash flows for OLB for the years ended December 31, 2013, 2014 and 2015, and the notes thereto, as audited by Dixon Hughes Goodman LLP and as will be set forth in OLB’s Annual Report on Form 10-K for the year ended December 31, 2015, to be delivered or made available within 90 days of December 31, 2015, (c) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and (d) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2015, to be delivered or made available within 45 days after the end of the respective quarter.

OLB Governing Documents has the meaning given to the term in Section 4.1(f) of this Agreement.

OLB Preferred Stock has the meaning given to the term in Section 4.2 of this Agreement.

OLB Price Ratio has the meaning given to the term in Section 7.1(j) of this Agreement.

OLB Real Property has the meaning given to the term in Section 4.14 of this Agreement.

OLB Regulatory Agreement has the meaning given to the term in Section 4.11(e)(iv) of this Agreement.

OLB Reports has the meaning given to the term in Section 4.11 of this Agreement.

OLB Returns has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB Subsidiaries means the subsidiaries of OLB and Old Line as set forth in OLB Disclosure Schedule 4.1(d).

OLB Taxes has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

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Old Line has the meaning given to the term in the Background section of this Agreement.

PBGC has the meaning given to the term in Section 3.13(b) of this Agreement.

Per Share Cash Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Per Share Common Stock Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Permitted Employees means officers and employees of any of the RBI Companies at the level of Vice President or below.

Person means an individual and any Entity; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (i) the Closing Date, or (ii) the date this Agreement is terminated pursuant to Article VII herein.

Pre-Execution Date has the meaning given to the term in Section 7.1(j) of this Agreement.

Preferred Consideration has the meaning given to the term in Section 2.3 of this Agreement.

Price Determination Period has the meaning given to the term in Section 7.1(j) of this Agreement.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of RBI Common Stock in connection with the Merger and the RBI Common Stockholders’ Meeting.

RBI has the meaning given to the term in the Background section of this Agreement.

RBI Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of RBI or any other Entity that, together with RBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

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RBI Certificate means a certificate that immediately prior to the Effective Time represents issued and outstanding shares of RBI Common Stock.

RBI Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

RBI Common Stockholder is any holder of record of RBI Common Stock immediately prior to the Closing Date.

RBI Common Stockholders’ Meeting means the meeting of the holders of RBI Common Stock to consider and vote on the Agreement and the Merger.

RBI Companies means RBI, Regal, and any other RBI Subsidiary, collectively.

RBI Debt has the meaning given to the term in Section 1.3(b)(vi) of this Agreement.

RBI Disclosure Schedule means, collectively, the disclosure schedules delivered by RBI to OLB at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

RBI Employee has the meaning given to the term in Section 5.7(c)(ii)(A) of this Agreement.

RBI ERISA Affiliate means any Entity that, together with RBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

RBI Financials means (a) the consolidated balance sheets of RBI at December 31, 2013 and 2014 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for RBI for the years ended December 31, 2014, 2013 and 2012, and the notes thereto, as audited by Rowles & Company, LLP, (b) the unaudited interim financial statements of RBI and the notes thereto for the calendar quarter ending March 31, 2015, (c) the consolidated balance sheet of RBI at December 31, 2015 and 2014 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for RBI for the years ended December 31 2015, 2014 and 2013, and the notes thereto, as audited by Rowles & Company, LLP, and to be delivered within 120 days of December 31, 2015, (d) the unaudited consolidated financial statements of RBI and the notes thereto for each calendar quarter commencing with the calendar quarter ending June 30, 2015, to be delivered within 45 days after the end of the respective quarter, (e) unaudited consolidated financial statements for each month end for the months ended April 30, 2015 and May 31, 2015, and (f) unaudited consolidated financial statements for each month end commencing with the month ended June 30, 2015, to be delivered within 20 days after the end of the respective month.

RBI Governing Documents has the meaning given to the term in Section 3.1(f) of this Agreement.

RBI Loan has the meaning given to the term in Section 5.7(a)(v) of the Agreement.

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RBI Preferred Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

RBI Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

RBI Regulatory Agreement has the meaning given to the term in Section 3.11(e)(iv) of this Agreement.

RBI Representatives has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

RBI Returns has the meaning given to the term in Section 3.7(e) of this Agreement.

RBI Subsequent Determination has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

RBI Subsidiaries means the subsidiaries of RBI and Regal as set forth in RBI Disclosure Schedule 3.1(d).

RBI Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.

RBI Termination Fee has the meaning given to the term in Section 8.1(b) of this Agreement.

Regal has the meaning given to the term in the Background section of this Agreement.

Regal Employment Agreement has the meaning given to the term in Section 5.7(c)(ii)(D)(2) of this Agreement.

Regal Trusts has the meaning given to the term in Section 5.7(a)(v) of the Agreement.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act, with respect to the OLB Common Stock to be issued to the RBI Common Stockholders in connection with the Merger.

Regulatory Authority means any federal, state or local governmental authority, agency or instrumentality, or any self-regulatory organization, including, without limitation, the SEC, the Commissioner, the FRB, the FDIC, the NASDAQ Stock Market LLC, and the respective staffs thereof.

REO means, with respect to the RBI Companies and the OLB Companies, real property that the RBI Companies or the OLB Companies, as the case may be, classify as other real estate owned for financial statement reporting and regulatory purposes.

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Residential Credit Extension has the meaning given to the term in Section 5.1(z) of this Agreement.

Rights means warrants, options, rights, convertible securities, stock appreciation rights, other capital stock equivalents and other arrangements or commitments that obligate an Entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, and any applicable state blue sky laws, collectively.

Subsidiary means any Entity, 50% or more of the equity or other ownership interest of which is owned, either directly or indirectly, by another Entity, except any Entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Support Agreement means the Agreement as set forth in Exhibit B hereto to be signed by the persons set forth on Exhibit A hereto.

Total Consideration has the meaning given to the term in Section 2.3 of this Agreement.

Section 1.3 The Merger and Related Transactions.

(a) Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Ober, Kaler, Grimes and Shriver, a Professional Corporation, located at 100 Light Street, Baltimore, Maryland, at a time and date to be reasonably selected by OLB after consultation with RBI and after all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”). The parties agree to use reasonable efforts to accomplish the Closing on or before December 15, 2015.

(b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of Maryland, at the Effective Time:

(i) RBI shall merge with and into OLB;

(ii) The separate existence of RBI shall cease;

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(iii) OLB shall be the surviving corporation in the Merger;

(iv) Each share of RBI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either the Per Share Common Stock Consideration or the Per Share Cash Consideration as provided in Article II of this Agreement;

(v) Each share of RBI Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.00 per share as provided in Section 2.3 of this Agreement;

(vi) OLB shall pay in full each loan set forth in Exhibit C (the “RBI Debt”)in exchange for customary documentation evidencing the release of any Liens on RBI’s assets; and

(vii) All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of RBI shall be taken and deemed to be transferred to and vested in OLB, as the surviving corporation in the Merger, without further act or deed. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

(c) OLB’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of OLB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of OLB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

Section 1.4 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article VI, prior to the Effective Time OLB shall be entitled to revise the structure of the Merger described in Section 1.3(b) hereof, provided that: (i) such modification does not cause counsel or the relevant auditors to be unable to render the opinions or letters contemplated by Sections 6.1(g) and 6.2(g); (ii) the consideration to be paid to the RBI Common Stockholders and the holders of the RBI Preferred Stock under this Agreement, and the repayment of the RBI Debt under this Agreement, is not thereby changed in kind or value or reduced in amount; (iii) such modification will not delay materially or jeopardize receipt of any required approvals, consents or waivers of Regulatory Authorities or other consents and approvals relating to the consummation of the Contemplated Transactions, including the Merger, or otherwise be reasonably likely to materially impede or delay consummation of the Contemplated Transactions, including the Merger; and (iv) such modification does not adversely affect holders of RBI Common Stock, RBI Preferred Stock or RBI Debt. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

Section 1.5 Additional Actions.

If, at any time after the Effective Time, OLB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in OLB its right, title or interest in, to or under any of the rights, properties or assets of RBI or Regal, or (ii) otherwise carry out the purposes of this Agreement, RBI, Regal and their officers and directors shall be deemed to have granted to OLB and Old Line an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in OLB or Old Line its right, title or interest in, to or under any of the rights, properties or assets of RBI or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of OLB and Old Line are authorized in the name of RBI, Regal or otherwise to take any and all such action.

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Section 1.6 The Bank Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit D (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and applicable federal law, immediately after the Merger, Regal shall be merged with and into Old Line and the separate existence of Regal shall cease (the “Bank Merger”). Old Line shall be the surviving Entity in the Bank Merger and shall continue its existence as a trust company with commercial banking powers under the laws of the State of Maryland, and as a wholly-owned operating subsidiary of OLB, subject to the provisions of this Section 1.6.

ARTICLE II.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 2.1 Aggregate Cash Consideration and Per Share Cash Consideration.

Each RBI Common Stockholder who owns a Cash Election Share (that is not reallocated as a Common Stock Election Share pursuant to Section 2.5(e)(i)(B)) will receive in the Merger cash equal to $12.68 in exchange for each such share (the “Per Share Cash Consideration”). The number of Cash Election Shares plus the number of Objecting RBI Shares shall, in the aggregate, equal no more than 50% of the shares of RBI Common Stock outstanding as of the Effective Time, as further described in Section 2.5(e)(i) hereof.

For purposes of this Agreement, the “Aggregate Cash Consideration” shall be an amount equal to (i) the sum of the number of Cash Election Shares and the number of Objecting RBI Shares, multiplied by (ii) $12.68.

Section 2.2 Aggregate Common Stock Consideration and Per Share Common Stock Consideration; Merger Consideration; Aggregate Consideration.

Each RBI Common Stockholder who owns a Common Stock Election Share (that is not reallocated as a Cash Election Share pursuant to Section 2.5(e)(ii)(C)) will receive in the Merger 0.7718 shares of OLB Common Stock in exchange for each such share (the “Per Share Common Stock Consideration”). The number of Common Stock Election Shares shall equal the number of shares of RBI Common Stock outstanding as of the Effective Time less the sum of the Cash Election Shares and the Objecting RBI Shares.

The Per Share Cash Consideration and the Per Share Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

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The Aggregate Common Stock Consideration is the aggregate number of shares of OLB Common Stock issuable pursuant to the first paragraph of this Section 2.2.

The Aggregate Cash Consideration together with the Aggregate Common Stock Consideration is referred to herein as the “Aggregate Consideration.”

Section 2.3 Preferred Stock Consideration.

Each holder of record of RBI Preferred Stock immediately prior to the Closing Date will receive in the Merger cash equal to $2.00 in exchange for each such share. An aggregate of $1,016,876.00 will be issued to the holders of the RBI Preferred Stock (the “Preferred Consideration”). The Preferred Consideration will be paid at the Closing or as soon as practicable after the Effective Time upon surrender of the certificates representing the RBI Preferred Stock in the manner directed by OLB as communicated by or on behalf of OLB to the holders thereof. Until so surrendered, each certificate representing the RBI Preferred Stock will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the applicable amount of the Preferred Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Preferred Consideration.

The Aggregate Consideration and the Preferred Consideration shall comprise the total consideration to be paid in the Merger and is referred to herein as the “Total Consideration.”

Section 2.4 Reserved.

Section 2.5 Conversion; Election; Allocation.

(a) Conversion.

(i) Subject to Sections 2.7 and 2.8 concerning fractional shares and Objecting RBI Shares and Section 2.5(e) concerning allocations, each share of RBI Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be automatically cancelled and cease to exist, and shall be converted into the right to receive, at the election of the holder thereof as set forth in Sections 2.5(b) through 2.5(e), the Per Share Cash Consideration or the Per Share Common Stock Consideration.

(ii) Each share of RBI Preferred Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be automatically cancelled and cease to exist, and shall be converted into the right to receive $2.00 in cash.

(b) Election Procedures. An Election Form, together with a letter of transmittal and instructions for use in effecting the surrender of the RBI Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”), and any other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the RBI Certificates shall pass, only upon proper delivery of such RBI Certificates to the Exchange Agent), shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Effective Date or on such earlier date as OLB and RBI shall mutually agree (the “Mailing Date”), to each holder of record of RBI Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”), pursuant to which RBI Common Stockholders will:

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(i) Elect to receive the Per Share Common Stock Consideration with respect to all or a portion of their shares of RBI Common Stock (collectively, the “Common Stock Election Shares”);

(ii) Elect to receive the Per Share Cash Consideration with respect to all or a portion of their shares of RBI Common Stock (collectively, the “Cash Election Shares”); or

(iii) Make a Non-Election with respect to their shares of RBI Common Stock.

Nominee record holders who hold RBI Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

OLB and RBI shall direct the Exchange Agent to make the Election Form available to all persons who become holders of RBI Common Stock during the period between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline upon such holders’ request.

(c) Mixed Election. Subject to the immediately following sentence, each record holder of shares of RBI Common Stock prior to the Election Deadline shall be entitled to elect to receive the Per Share Common Stock Consideration for a portion of such holder’s shares of RBI Common Stock and the Per Share Cash Consideration for the remaining portion of such holder’s shares of RBI Common Stock (a “Mixed Election”). With respect to each holder of RBI Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.5(e) below, the shares of RBI Common Stock that such holder elects to be converted into the right to receive the Per Share Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Per Share Cash Consideration shall be treated as Cash Election Shares.

(d) Effective Election. Any RBI Common Stockholder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by OLB or the Exchange Agent, accompanied by the RBI Certificate(s) to which such Election Form and Letter of Transmittal relates, in a form acceptable for transfer (or by an appropriate guarantee of delivery of such RBI Certificate(s) as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such RBI Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. If an RBI Common Stockholder (i) does not submit a properly completed Election Form and Letter of Transmittal before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, (iii) makes a Non-Election, or (iv) otherwise fails to make an Election pursuant to this Section 2.5, then the shares of RBI Common Stock held by such holder shall be designated “No-Election Shares.” In addition, all Election Forms shall automatically be revoked, and all RBI Certificates returned, if the Exchange Agent is notified in writing by OLB and RBI that this Agreement has been terminated.

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OLB shall cause the RBI Certificate or RBI Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.

Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither OLB, RBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Allocation. Subject and after giving effect to Section 2.5(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of RBI Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Cash Consideration Oversubscribed. For purposes of this section the “Maximum Cash Conversion Number” shall be 50% of the number of outstanding shares of RBI Common Stock immediately prior to the Effective Time, provided that such percentage shall be reduced by Old Line Bancshares, in its sole reasonable discretion, as may be necessary to ensure that (i) no more than 59% of the Total Consideration, including any cash paid for fractional shares under Section 2.7 hereof and a reasonable estimate of the amount by which the cash payment to be made to holders of each Objecting RBI Share exceeds the Per Share Cash Consideration, consists of cash, and (ii) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC.

If the number of Cash Election Shares plus the number of Objecting RBI Shares is more than the Maximum Cash Conversion Number, then:

A. Each Common Stock Election Share and each No-Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger; and

B. The Exchange Agent shall reallocate, on a pro rata basis, a sufficient number of Cash Election Shares into Common Stock Election Shares such that the number of Cash Election Shares plus the number of Objecting RBI Shares is equal to the Maximum Cash Conversion Number, and each such reallocated Common Stock Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

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(ii) Aggregate Cash Consideration Not Oversubscribed. If the number of Cash Election Shares plus the number of Objecting RBI Shares is less than or equal to the Maximum Cash Conversion Number, then:

A. Each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in the Merger; and

B. Each Common Stock Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

Section 2.6 OLB Common Stock.

Each share of OLB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

Section 2.7 Fractional Shares.

Notwithstanding anything to the contrary contained herein, no fractional shares of OLB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger, no dividend or distribution with respect to OLB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB. In lieu of the issuance of any such fractional share, OLB shall pay to each former holder of RBI Common Stock who otherwise would be entitled to receive a fractional share of OLB Common Stock an amount in cash, rounded to the nearest whole cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $16.43. For purposes of determining any fractional share interest, all shares of RBI Common Stock owned by an RBI Common Stockholder shall be combined so as to calculate the maximum number of whole shares of OLB Common Stock issuable to such RBI Common Stockholder.

Section 2.8 Objecting RBI Common Stockholders.

(a) The Objecting RBI Shares will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 3-202 of the MGCL.

(b) If any holder of Objecting RBI Shares shall have failed to comply with Section 3-203 of the MGCL, or shall have effectively withdrawn or lost the right granted thereunder, and if such holder delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting RBI Shares held by such holder shall, subject to Section 2.5(e) of this Agreement, be converted into a right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the Election Form and the applicable provisions of this Agreement. If any such holder of RBI Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting RBI Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the applicable provisions of this Agreement.

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(c) All payments in respect of Objecting RBI Shares, if any, will be made by OLB.

Section 2.9 Exchange Fund; Exchange of RBI Certificates.

(a) Subject to the other provisions of this Article II, on or immediately prior to the Closing Date, OLB shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of RBI Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, (ii) cash sufficient to pay the Aggregate Cash Consideration and (iii) cash sufficient to pay holders of what would have been fractional shares pursuant to Section 2.7 of this Agreement (such cash and certificates for shares of OLB Common Stock being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that RBI has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of an RBI Certificate who has not previously surrendered such RBI Certificate with a letter of transmittal, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the RBI Certificate shall pass, only upon delivery of the RBI Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the RBI Certificates in exchange for the Merger Consideration as provided for in this Agreement. Each RBI Common Stockholder, upon proper surrender of RBI Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of OLB Common Stock to which such RBI Common Stockholder shall have become entitled pursuant to the provisions of Section 2.5, and/or (ii) a check representing the amount of Per Share Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder. Each RBI Certificate so surrendered shall be cancelled. Until so surrendered, each RBI Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Per Share Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares. If any RBI Common Stockholder is unable to locate any RBI Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and OLB.

(c) The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the later of receipt by the Exchange Agent of the applicable RBI Certificate(s) and duly executed Letters of Transmittal and the Closing.

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(d) No dividends or other distributions declared with respect to OLB Common Stock shall be paid to the holder of any unsurrendered RBI Certificate until the holder thereof shall surrender such RBI Certificate(s) in accordance with Section 2.5(b) and this Section 2.9. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of an RBI Certificate in accordance with Section 2.5(b) and this Section 2.9, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OLB Common Stock represented by such RBI Certificate.

(e) If the Person surrendering an RBI Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, or if any certificate representing shares of OLB Common Stock is to be issued in a name other than that in which an RBI Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment of the Merger Consideration that: (i) such RBI Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such RBI Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the RBI Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f) From and after the Effective Time, there shall be no transfers on the stock transfer books of RBI of the shares of RBI Common Stock or RBI Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, RBI Certificates or certificates representing the RBI Preferred Stock are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration or the Preferred Consideration, as applicable, as provided in this Article II.

(g) The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Contemplated Transactions hereby to any holder of RBI Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the RBI Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(h) Any portion of the Exchange Fund that remains unclaimed by the RBI Common Stockholders for six months after the Effective Time shall be paid to OLB. Any RBI Common Stockholders who have not theretofore complied with this Section 2.9 shall thereafter look only to OLB for payment of the Merger Consideration deliverable in respect of each share of RBI Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, RBI, OLB, the Exchange Agent or any other person shall not be liable to any former holder of RBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

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Section 2.10 Anti-Dilution Provisions.

In the event OLB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of OLB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding OLB Common Stock, the Per Share Common Stock Consideration and the Aggregate Common Stock Consideration shall be proportionately and appropriately adjusted so as to provide the holders of the RBI Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the OLB Common Stock if (i) OLB issues additional shares of OLB Common Stock and receives consideration for such shares in a bona fide third party transaction, (ii) OLB issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice, or (iii) shares of OLB Common Stock are repurchased by or on behalf of OLB.

Section 2.11 Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude any of the OLB Companies from acquiring or assuming, or to limit in any way the right of any of the OLB Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any financial services institution or Entity other than RBI or Regal, whether for cash or by issuance or exchange of OLB Common Stock or any securities convertible into shares of OLB Common Stock, unless such transaction would result in a Material Adverse Effect on OLB;

(b) Preclude OLB from issuing, or to limit in any way the right of OLB to issue, OLB Common Stock or other securities in a transaction(s) other than the Contemplated Transactions;

(c) Preclude OLB from granting employee, director, or compensatory options at any time with respect to OLB Common Stock or other securities in the ordinary course of business;

(d) Preclude option holders or plan participants of OLB from exercising options at any time with respect to OLB Common Stock or other securities; or

(e) Preclude any of the OLB Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement;

provided, however, that no action taken by OLB pursuant to this Section 2.11 may impair the ability of OLB to perform its obligations under this Agreement.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF RBI

RBI represents and warrants to OLB that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III); provided, however, that no representation or warranty of RBI contained in this Article III shall be deemed untrue or incorrect, and RBI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.18, 3.32 and 3.38, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article III Standard”).

Section 3.1 Organization.

(a) RBI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. RBI is a bank holding company duly registered under the BHC Act. RBI has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. RBI is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on RBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects. RBI engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b) Regal is a trust company duly organized, validly existing and in good standing under the laws of the State of Maryland. Regal has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Regal is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on RBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of Regal are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

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(d) RBI Disclosure Schedule 3.1(d) contains a complete and accurate list of all RBI Subsidiaries. Each RBI Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Each RBI Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on RBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than shares of capital stock of the RBI Subsidiaries listed on RBI Disclosure Schedule 3.1(d), RBI does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(e) The respective minute books of RBI and each RBI Subsidiary accurately record, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of RBI or any RBI Subsidiary.

(f) Prior to the date of this Agreement, RBI has delivered to OLB true and correct copies of the articles of incorporation and bylaws of RBI, and the charter documents and bylaws, operating agreement and/or other governing instrument of each RBI Subsidiary and each as in effect on the date hereof (collectively, the “RBI Governing Documents”).

(g) RBI Disclosure Schedule 3.1(g) contains a complete and accurate list of all RBI Subsidiaries that are no longer operational or provide any business function for or on behalf of RBI or Regal (the “Non-Operational Subsidiaries”).

Section 3.2 Capitalization.

(a) The authorized capital stock of RBI consists of: (i) 4,000,000 shares of common stock, $0.01 par value per share (“RBI Common Stock”), of which, as of the date of this Agreement, 443,586 shares are duly authorized, validly issued and outstanding; and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, 508,438 of which are outstanding and have been designated as Series A Non-Cumulative Perpetual Preferred Stock and are duly authorized, validly issued and outstanding as of the date of this Agreement (the “RBI Preferred Stock”). Except as provided in RBI Disclosure Schedule 3.2(a), as of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of RBI or any RBI Subsidiary having the right to vote on any matters on which stockholders of RBI may vote, nor are any trust preferred or subordinated debt securities of RBI or any RBI Company issued or outstanding. All of the issued and outstanding shares of RBI Common Stock and RBI Preferred Stock are fully paid and nonassessable, free of preemptive rights, except as may be defined in RBI’s articles of incorporation, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable Laws. Except as set forth in RBI Disclosure Schedule 3.2(a), RBI has not issued nor is RBI or any RBI Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of RBI Common Stock, RBI Preferred Stock, or any other security of RBI or any securities representing the right to vote, purchase or otherwise receive any shares of RBI Common Stock, RBI Preferred Stock, or any other security of RBI. Accordingly, immediately prior to the Effective Time, there will be no more than 443,586 shares of RBI Common Stock issued and outstanding on a fully diluted basis, and there will be 508,438 shares of RBI Preferred Stock issued and outstanding.

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(b) Except as disclosed in RBI Disclosure Schedule 3.2(b), RBI owns, directly or indirectly, all of the capital stock or other equity ownership interests of the RBI Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Except as set forth on RBI Disclosure Schedule 3.2(c), to the Knowledge of RBI no person or group is the beneficial owner of five percent or more of the outstanding shares of RBI Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(d) Except as set forth on RBI Disclosure Schedule 3.2(d), RBI and the RBI Subsidiaries are current on all distributions payable on the shares of (i) the RBI Preferred Stock, and (ii) RBI’s trust preferred securities.

Section 3.3 Authority; No Violation.

(a) RBI has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all regulatory approvals and all consents described in RBI Disclosure Schedule 3.4 and approval of the Agreement and the Merger by the holders of RBI Common Stock as required by RBI’s articles of incorporation and bylaws and the MGCL. The execution and delivery of this Agreement by RBI and the consummation by RBI of the Contemplated Transactions, including the Merger, have been duly and validly authorized by the board of directors of RBI and, except for approval by the holders of RBI Common Stock as required by RBI’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of RBI are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by RBI and, assuming the due authorization, execution and delivery of this Agreement by OLB, constitutes the valid and binding obligation of RBI, enforceable against RBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by RBI, the consummation of the Contemplated Transactions, and the compliance by RBI with any of the terms or provisions hereof, subject to the receipt of all consents described in RBI Disclosure Schedule 3.4, the approval of the Agreement and the Merger by the holders of RBI Common Stock as required by RBI’s articles of incorporation and bylaws and the MGCL, RBI’s and OLB’s compliance with any conditions contained in this Agreement, and compliance by RBI or any RBI Subsidiary with any of the terms or provisions hereof, do not and will not:

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(i) Conflict with or result in a breach of any provision of the RBI Governing Documents;

(ii) Violate any Law applicable to RBI or any RBI Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in RBI Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as set forth in RBI Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of RBI or any RBI Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which RBI or any RBI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on RBI.

(c) Regal has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in RBI Disclosure Schedule 3.4. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Regal and, other than the approval of the Bank Merger Agreement by RBI as the sole stockholder of Regal as required by Law, no further corporate proceedings of Regal are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. RBI, as the sole stockholder of Regal, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Regal on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by Regal, will be a legal, valid and binding agreement of Regal enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by Regal that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Regal and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Regal, enforceable against Regal in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

(d) The approval of the Agreement and the Merger by the holders of RBI Common Stock is the only vote of holders of any class of RBI capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of two-thirds of the issued and outstanding shares of RBI Common Stock is required to approve the Agreement and the Merger under the MGCL and RBI’s articles of incorporation and bylaws.

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(e) The board of directors of RBI, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that the Contemplated Transactions, including the Merger, are advisable, and (ii) directed that the Agreement and the Merger be submitted for consideration at the RBI Common Stockholders’ Meeting.

Section 3.4 Consents; Regulatory Approvals.

Except as described in RBI Disclosure Schedule 3.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by RBI or the consummation of the Contemplated Transactions by RBI, except where the failure to obtain such consents or approvals, or make such filings or registrations, individually or in the aggregate, would not have a Material Adverse Effect on RBI. None of the RBI Companies has any reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of RBI, no fact or circumstance exists, including any possible other transaction pending or under consideration by RBI or any RBI Company, that (a) would reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) would cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 3.5 Financial Statements.

(a) RBI has previously delivered the RBI Financials to OLB, except those pertaining to annual and quarterly periods commencing after March 31, 2015 and monthly periods commencing after May 30, 2015, which it will deliver by each respective delivery date as required by this Agreement. The delivered RBI Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of RBI as of and for the periods ended on the dates thereof. The delivered RBI Financials, other than unaudited consolidated financial statements for each month end, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b) RBI did not, as of the date of the RBI Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the RBI Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on RBI and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

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Section 3.6 No Material Adverse Effect.

Except as disclosed on RBI Disclosure Schedule 3.6, the RBI Companies have not suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, since December 31, 2014, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the RBI Companies taken as a whole.

Section 3.7 Taxes.

(a) Except as disclosed in RBI Disclosure Schedule 3.7(a), all RBI Returns required to be filed by or on behalf of the RBI Companies have been duly filed on a timely basis and to the Knowledge of RBI such RBI Returns are true, complete and correct in all material respects, or requests for extensions to file the RBI Returns have been timely filed, and have not expired, except to the extent that such failures to file, to be complete or correct or to have requested extensions that remain in effect individually or in the aggregate would not have a Material Adverse Effect on RBI. All RBI Taxes shown to be due and payable on the RBI Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the RBI Financials for the payment of such RBI Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the RBI Companies. Each of the RBI Companies has withheld and paid over all RBI Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except where any such failure to withhold, report or pay over, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect. There are no Liens on any of the assets of the RBI Companies with respect to RBI Taxes, other than Liens for RBI Taxes not yet due and payable.

(b) Except as disclosed on RBI Disclosure Schedule 3.7(b), no deficiencies for RBI Taxes have been claimed, proposed or assessed, with notice to any of the RBI Companies, by any taxing or other governmental authority against the RBI Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the RBI Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on RBI. There are no pending audits relating to any RBI Tax liability of which any of the RBI Companies has received written notice. Except as disclosed on RBI Disclosure Schedule 3.7(b), none of the RBI Companies is a party to any action or proceeding for assessment or collection of RBI Taxes, nor have such events been asserted or, to the Knowledge of RBI, threatened against any of the RBI Companies or any of their assets. No waiver or extension of any statute of limitations relating to RBI Taxes is in effect with respect to the RBI Companies. No power of attorney has been executed by any of the RBI Companies with respect to any RBI Tax matter that is currently in force.

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(c) The RBI Companies have disclosed on the federal income tax RBI Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the RBI Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the RBI Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC). Except as disclosed on RBI Disclosure Schedule 3.7(c), none of the RBI Companies is a party to any RBI tax sharing agreement or has any continuing obligations under any prior RBI tax sharing agreement. None of the RBI Companies is, or has been, a member of any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local, or non-U.S. law other than a group the common parent of which was RBI.

(d) None of the RBI Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e) As used in this Agreement, the term “RBI Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the RBI Companies is required to pay, withhold or collect. As used in this Agreement, the term “RBI Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any RBI Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f) True and complete copies of the federal income tax returns and any amendments thereto of the RBI Companies as filed with the IRS for the years ended December 31, 2010 through 2014 have been furnished to OLB, and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the RBI Companies for the years ended on or after December 31, 2014 will be furnished to OLB within five business days of filing.

(g) True and complete copies of the state income tax returns of the RBI Companies as filed with the State of Maryland for the years ended December 31, 2013 and 2014 have been furnished to OLB, and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the RBI Companies for the years ended on or after December 31, 2015 will be furnished to OLB within five business days of filing.

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Section 3.8 Contracts; Certain Changes.

(a) Except as described in RBI Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a), neither RBI nor any RBI Subsidiary is a party to or subject to:

(i) Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with or for any officer, director, employee, independent contractor, agent, or other person, other than consulting contracts or arrangements with independent contractors, agents or other persons, which consulting agreements or arrangements can be terminated on 30 days or less notice without liability to RBI or any RBI Subsidiary following termination and require annual payments of less than $10,000;

(ii) Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

(iii) Except as provided in the articles of incorporation or bylaws of RBI and the similar organizational documents of any RBI Subsidiary, any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of RBI and, to the Knowledge of RBI, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of RBI or the similar organizational documents of any RBI Subsidiary, under any applicable Law or under any indemnification agreement;

(iv) Any collective bargaining agreement with any labor union relating to employees of RBI or any RBI Subsidiary;

(v) Any agreement that by its terms limits the payment of dividends by RBI or any RBI Subsidiary;

(vi) Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which RBI or any RBI Subsidiary is an obligor to any person, other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Regal, and transactions in “federal funds,” or that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;

(vii) Any contract, other than this Agreement, that restricts or prohibits RBI or any RBI Subsidiary from engaging in any type of business permissible under applicable Law;

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(viii) Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(ix) Any contract involving Intellectual Property (other than contracts entered into in the ordinary course with customers and off-the-shelf, “shrink wrap” or force placed software licenses);

(x) Except in the ordinary course of business, any lease for real property;

(xi) Any contract or arrangement with any broker-dealer or investment adviser;

(xii) Any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xiii) Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or

(xiv) Any contract in which RBI or any RBI Subsidiary has liability or would incur a contract termination fee of over $50,000.

(b) True and correct copies of the contracts, plans, arrangements and instruments listed in RBI Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a) have been made available to OLB on or before the date hereof and are in full force and effect on the date hereof. Neither RBI, any RBI Subsidiary nor, to the Knowledge of RBI, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBI.

(c) Except as described in RBI Disclosure Schedule 3.8(c), since December 31, 2014, through and including the date of this Agreement, neither RBI nor any RBI Subsidiary has (i) made any material change in the credit policies or procedures of RBI or any RBI Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and the disposition of REO in the ordinary course of business consistent with past practice, (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of RBI or any RBI Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

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Section 3.9 Ownership of Personal Property; Insurance Coverage.

(a) Except as disclosed on RBI Disclosure Schedule 3.9(a), each of the RBI Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the RBI Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in RBI Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith;

(iii) Statutory Liens for amounts not yet delinquent or that are being contested in good faith;

(iv) Liens for current taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(vi) Liens, imperfections of title, easements and other defects of title that are not reasonably likely to have a Material Adverse Effect on RBI or any RBI Subsidiary;

(vii) With respect to personal property reflected in the balance sheets contained in the RBI Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(viii) Those items that are reflected as liabilities in the RBI Financials; and

(ix) Items of personal property that are held in any fiduciary or agency capacity.

(b) With respect to material items of real and personal property that are used in the conduct of its business and leased from other persons, each of the RBI Companies has the right under valid and existing leases to use such real and personal property in all material respects as presently occupied and used.

(c) With respect to all agreements pursuant to which RBI or any RBI Subsidiary has purchased securities subject to an agreement to resell, if any, RBI or such RBI Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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(d) RBI and each RBI Subsidiary currently maintain insurance in amounts considered by RBI to be reasonable for their respective operations, and, to the Knowledge of RBI, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither RBI nor any RBI Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased, except as set forth in RBI Disclosure Schedule 3.9(d).

There are presently no material claims pending under such policies of insurance and no notices have been given by RBI or any RBI Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years RBI and each RBI Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies. RBI Disclosure Schedule 3.9(d) identifies all policies of insurance maintained by RBI and each RBI Subsidiary as well as the other matters required to be disclosed under this Section 3.9(d).

(e) RBI and each RBI Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 3.10 Litigation and Other Proceedings.

Except as described in RBI Disclosure Schedule 3.10, there are no legal, quasi-judicial, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any kind or nature now pending or, to the Knowledge of RBI, threatened before any court, administrative, regulatory, arbitration or similar body in any manner against any of the RBI Companies or any of their properties. To the Knowledge of RBI, no pending or threatened litigation or proceeding described in RBI Disclosure Schedule 3.10 could reasonably be expected to (a) have a Material Adverse Effect on the RBI Companies, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the RBI Companies to perform their obligations under this Agreement. Except as described in RBI Disclosure Schedule 3.10, none of the RBI Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 3.11 Compliance with Applicable Law.

Except as disclosed on RBI Disclosure Schedule 3.11:

(a) Each of the RBI Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RBI;

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(b) Each of the RBI Companies has all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of RBI, threatened, and to the Knowledge of RBI no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the RBI Companies have been given notice or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RBI;

(c) Since January 1, 2010, each of the RBI Companies has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith, and each of such filings complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the RBI Companies is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

(d) No Regulatory Authority has initiated any proceeding or, to the Knowledge of RBI, investigation into the business or operations of the RBI Companies;

(e) Neither RBI nor any RBI Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that RBI or any RBI Subsidiary is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to RBI or any RBI Subsidiary;

(iii) Requiring or threatening to require RBI or any RBI Subsidiary, or indicating that RBI or any RBI Subsidiary may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of RBI or any RBI Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of RBI or any RBI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to RBI or Regal, herein referred to as a “RBI Regulatory Agreement”);

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(f) Neither RBI nor any RBI Subsidiary has received, consented to, or entered into any RBI Regulatory Agreement;

(g) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any RBI Regulatory Agreement, except to the extent permitted by such RBI Regulatory Agreement;

(h) There is no injunction, order, judgment or decree imposed upon RBI or any RBI Subsidiary or the assets of RBI or any RBI Subsidiary; and

(i) Since December 31, 2011, (i) neither RBI nor any RBI Subsidiary nor, to the Knowledge of RBI, any director, officer, employee, auditor, accountant or representative of RBI or any RBI Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of RBI or any RBI Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that RBI or any RBI Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing RBI or any RBI Subsidiary, whether or not employed by RBI or any RBI Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by RBI or any of its officers, directors, employees or agents to the board of directors of RBI or any committee thereof or to any director or officer of RBI.

Section 3.12 Labor Matters.

There are no labor or collective bargaining agreements to which RBI or any RBI Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of RBI, threatened against RBI or any RBI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of RBI, threatened against RBI or any RBI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of RBI, threatened against RBI or any RBI Subsidiary (other than routine employee grievances that are not related to union employees). RBI and each RBI Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. RBI and each RBI Subsidiary represents that it has not made any commitments to others inconsistent with or in derogation of any of the foregoing. Except as described in RBI Disclosure Schedule 3.12, there are no pending or, to the Knowledge of RBI, threatened claims or suits against RBI or any RBI Subsidiary under any applicable labor or employment law or brought or made by a current or former employee or applicant for employment.

Section 3.13 ERISA.

(a) RBI has identified in RBI Disclosure Schedule 3.13(a) the RBI Benefit Plans and made available a copy of all available written documents including:

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(i) The most recent actuarial reports (if any) and financial reports RBI has received relating to those RBI Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(ii) The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to such RBI Benefit Plans that have been filed with the United States Department of Labor;

(iii) The most recent favorable determination letters issued by the IRS which pertain to any such RBI Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the RBI Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b) RBI and any RBI ERISA Affiliate have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date. Except as disclosed in RBI Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by RBI or any RBI ERISA Affiliate has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of RBI, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on RBI Disclosure Schedule 3.13(b), no RBI Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of RBI, no condition exists that will present a material risk to OLB of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such RBI Benefit Plan. No RBI Benefit Plan provides, and neither RBI nor any RBI ERISA Affiliate has any obligation to provide, health or welfare benefits to any individual following termination of such individual’s employment or service with RBI or an RBI ERISA Affiliate (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or any similar state law).

(c) To the Knowledge of RBI, neither RBI nor any RBI ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each RBI Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the RBI Benefit Plan, and each RBI Benefit Plan has at all times been administered in all material respects in accordance with all requirements of applicable law and in accordance with its terms. Each RBI pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and, to the Knowledge of RBI, each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each RBI pension plan is, and from its establishment has been, exempt from federal income tax under Section 501(a) of the IRC. Each RBI pension plan has received, or is entitled to rely upon, a favorable determination letter from the IRS, and to the Knowledge of RBI there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental authority, regulatory body or arbiter have been filed, are pending or, to the Knowledge of RBI, are threatened with respect to any RBI Benefit Plan and, to the Knowledge of RBI, there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any RBI Benefit Plan. Without limiting the foregoing, to the Knowledge of RBI, the following are true:

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(i) Each RBI Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each RBI Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each RBI Benefit Plan, RBI is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in RBI Disclosure Schedule 3.13(a), no RBI Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No RBI Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no RBI Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi) No RBI welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All RBI welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each RBI Benefit Plan, RBI or any RBI ERISA Affiliate has the authority to amend or terminate the RBI Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the RBI Benefit Plan.

(e) There is no existing, or, to the Knowledge of RBI, contemplated, audit of any RBI Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority. In addition, there are no pending or, to the Knowledge of RBI, threatened material claims by, on behalf of or with respect to any RBI Benefit Plan, or by or on behalf of any individual participant or beneficiary of any RBI Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of RBI, is there any basis likely to enable such claim to prevail.

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(f) Except as disclosed on RBI Disclosure Schedule 3.13(f), no payment contemplated or required by or under any RBI Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g) Except as disclosed on RBI Disclosure Schedule 3.13(g), no RBI Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC.

(h) Neither RBI nor any RBI Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any RBI Benefit Plan).

Section 3.14 Brokers and Finders.

Neither RBI, any RBI Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Feldman Financial Advisors, Inc., whose engagement letter with RBI has been provided to OLB.

Section 3.15 Real Property and Leases.

(a) RBI Disclosure Schedule 3.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the RBI Companies, including but not limited to all REO (the “RBI Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on RBI Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to OLB to the extent RBI possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements.

(b) No lease with respect to any RBI Real Property and no deed with respect to any RBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such RBI Real Property. Each lease with respect to any RBI Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the RBI Companies or, to the Knowledge of RBI, the other party under any lease with respect to any RBI Real Property, and, to the Knowledge of RBI, there are no allegations or assertions of such defaults by any party under any lease with respect to any RBI Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any RBI Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the RBI Companies.

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(c) To the Knowledge of RBI, none of the buildings and structures located on any RBI Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use laws and regulations or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any RBI Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect on the RBI Companies. No condemnation proceeding is pending or, to the Knowledge of RBI, threatened, that would preclude or materially impair the use of any RBI Real Property in the manner in which it is currently being used.

(d) The RBI Companies have a valid and enforceable leasehold interest in, or, to the Knowledge of RBI based on title insurance owned by it, good and marketable title to, all RBI Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the RBI Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens and (v) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the RBI Financials. All RBI Real Property used in the business of the RBI Companies is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of RBI, is free from defects that could materially interfere with the current or future use of such facilities, provided such future use is substantially similar to its current use.

(e) Except as listed on RBI Disclosure Schedule 3.15(e), there are no contracts, agreements or arrangements to sell, lease or otherwise dispose of any of the RBI Real Property.

Section 3.16 Environmental Laws.

To the Knowledge of RBI, each of the RBI Companies is and has been in material compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the RBI Companies. Except as disclosed on RBI Disclosure Schedule 3.16, none of the RBI Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws. To the Knowledge of RBI, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any RBI Real Property during the term of the ownership, lease or operation thereof by any of the RBI Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any RBI Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the RBI Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the RBI Companies holds or has held a security interest. To the Knowledge of RBI, no asbestos or, with respect to RBI Real Property built after 1978, lead is now or has been contained in any RBI Real Property that is owned by any of the RBI Companies. No RBI Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by any of the RBI Companies or, to the Knowledge of RBI, prior to such time. RBI has furnished OLB true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each RBI Real Property and any real property in which any of the RBI Companies holds or held a security interest.

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Section 3.17 Intellectual Property.

RBI Disclosure Schedule 3.17 sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship owned by or licensed to any of the RBI Companies for use in its business, and all licenses or other agreements relating thereto and all agreements relating to third party intellectual property that any RBI Company is licensed or authorized to use in its business, including without limitation any software licenses other than “shrink wrap” or force placed software licenses (collectively, the “Intellectual Property”). The RBI Companies own or possess valid, binding and assignable licenses and other rights to use without payment all Intellectual Property that is used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of Intellectual Property that any of the RBI Companies is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. None of the RBI Companies is, to the Knowledge of RBI, infringing, diluting, misappropriating or violating the intellectual property of any other person, and none of the RBI Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. The RBI Companies have not sent any communications alleging that any person has infringed, diluted, misappropriated or violated any Intellectual Property and, to the Knowledge of RBI, no person is infringing, diluting, misappropriating or violating any of the Intellectual Property. The RBI Companies have taken all commercially reasonable actions to protect and maintain all (a) material Intellectual Property and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. To the Knowledge of RBI, the computers, computer software, other information technology equipment, and all associated documents (the “IT Assets”) owned by the RBI Companies operate and perform in all material respects in accordance with their documentation and functional specifications as required by RBI in connection with its business and have not materially malfunctioned or failed to meet RBI’s requirements within the past two years and such material malfunction or failure has not been remediated. To the Knowledge of RBI, no person has gained material unauthorized access to the IT Assets owned or leased by the RBI Companies. Each of the RBI Companies has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices for institutions of comparable size and complexity.

Section 3.18 Information to be Supplied.

(a) The information supplied by RBI for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the stockholders of RBI, and up to and including the date of the RBI Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

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(b) The information supplied by RBI for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.19 Related Party Transactions.

(a) Except as set forth on RBI Disclosure Schedule 3.19 or as disclosed in the RBI Financials, neither RBI nor any RBI Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of RBI or any RBI Subsidiary, and all such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons who are not related to or Affiliates of RBI or any RBI Subsidiary, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

(b) Except as set forth in RBI Disclosure Schedule 3.19, as of the date hereof, no Credit Extension by RBI or any RBI Subsidiary to any Affiliate of RBI or any RBI Subsidiary is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default, except for rate modifications pursuant to RBI’s loan modification policy that is applicable to all Persons. As of the date hereof, to the Knowledge of RBI, principal and interest with respect to any such Credit Extension will be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20 Loans.

(a) Except as disclosed on RBI Disclosure Schedule 3.20(a), all Credit Extensions reflected as assets in the RBI Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of RBI’s or the appropriate RBI Subsidiary’s respective business, and are being transferred to OLB and/or Old Line with good and marketable title, free and clear of any and all Liens and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, except for loans pledged as collateral to the FHLB or the Federal Reserve Bank of Richmond, to the Knowledge of RBI, as set forth on RBI Disclosure Schedule 3.20(a), are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected. All Credit Extensions reflected as assets in the RBI Financials were made in accordance in all material respects with sound banking practices, and, to the Knowledge of RBI, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

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(b) To the Knowledge of RBI, neither the terms of any Credit Extension, any of the documentation for any Credit Extension, the manner in which any Credit Extensions have been administered and serviced, nor the practices of RBI or any RBI Subsidiary of approving or rejecting applications for a Credit Extension, violate in any material respect any federal state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(c) Except as disclosed on RBI Disclosure Schedule 3.20(c), none of the agreements pursuant to which RBI or any RBI Subsidiary has sold Credit Extensions or pools of Credit Extensions or participations in Credit Extensions or pools of Credit Extensions contains any obligation to repurchase such Credit Extensions or interests therein solely on account of a payment default by the obligor on any such Credit Extension.

(d) RBI Disclosure Schedule 3.20(d) sets forth a list of all Credit Extensions as of the date hereof by RBI or Regal to any directors, executive officers and principal stockholders (as such terms are defined in the FRB’s Regulation O) of RBI or any RBI Subsidiary. There are no employee, officer, director or other insider Credit Extensions on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable laws. To the Knowledge of RBI, no shares of RBI Common Stock or RBI Preferred Stock were purchased with the proceeds of a loan made by RBI or any RBI Subsidiary. RBI Disclosure Schedule 3.20(d) sets forth the aggregate amount of all overdrafts that have occurred during each calendar month since December 31, 2014.

Section 3.21 Allowance for Loan Losses.

The allowance for loan losses reflected in RBI’s and Regal’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the RBI Financials has been and will be established and maintained in accordance with GAAP. The allowance for loan losses reflected in RBI’s and Regal’s reports to each Regulatory Authority and the allowance for loan losses shown in the RBI Financials, in the opinion of management, was or will be adequate as of the dates thereof. RBI has disclosed to OLB on RBI Disclosure Schedule 3.21 all Credit Extensions (including participations) and interest-bearing assets of RBI or any RBI Subsidiary (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified RBI or any RBI Subsidiary during the past 12 months of, or has asserted against RBI or any RBI Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of RBI, each borrower, customer or other party that has given RBI or any RBI Subsidiary any oral notification of, or orally asserted to or against RBI or any RBI Subsidiary, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, and (f) that are classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and RBI shall update RBI Disclosure Schedule 3.21 promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of Regal’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

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Section 3.22 Community Reinvestment Act.

Regal is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder. RBI has supplied OLB with a copy of Regal’s current CRA Statement, all letters and written comments received by Regal since October 10, 2010 pertaining thereto and any responses by Regal to such comments. Regal has a rating of “satisfactory” as of its most recent CRA compliance examination and RBI and Regal have received no communication from any Regulatory Authority that would lead RBI to believe that Regal will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of Regal under the CRA.

Section 3.23 Anti-Money Laundering, OFAC and Customer Information Security.

RBI does not have knowledge of any facts or circumstances that would cause Regal or any other RBI Subsidiary: (a) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by RBI, Regal or other RBI Subsidiary; or (b) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by RBI or Regal. To the Knowledge of RBI, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either RBI or any RBI Subsidiary to undertake any remedial action. The board of directors of Regal (or where appropriate of RBI or any other RBI Subsidiary) has adopted, and Regal (or RBI and such other RBI Subsidiary) has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has received no written notice from any Regulatory Authority that such program (x) does not contain adequate and appropriate customer identification verification procedures, or (y) has been deemed ineffective. Regal (or RBI or such other RBI Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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Section 3.24 Securities Activities of Employees.

To the Knowledge of RBI, the officers, employees and agents of the RBI Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents of the RBI Companies, including Laws relating to licenses and permits.

Section 3.25 Books and Records.

(a) The minute books and stock ledgers of the RBI Companies that have been made available to OLB, its representatives or its Affiliates constitute all of the minute books and stock ledgers of the RBI Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the RBI Companies that have been requested by OLB have been made available to OLB, its representatives or its Affiliates, and are located at the offices of the RBI Companies at 11436 Cronhill Drive, Owings Mills, Maryland 21117.

(b) Each of the RBI Companies makes and keeps books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the RBI Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed on RBI Disclosure Schedule 3.25(b), there are no significant deficiencies or material weaknesses in the design or operation of such internal accounting controls that are reasonably likely to adversely affect in any material respect RBI’s ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in RBI’s internal accounting controls.

Section 3.26 Investment Securities.

RBI and each RBI Subsidiary have good and marketable title to all securities owned by them. None of the investment securities reflected in the RBI Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and, except as described in RBI Disclosure Schedule 3.26 or otherwise provided for by this Agreement, none of the investment securities acquired by the RBI Companies since March 31, 2015, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of any of the RBI Companies to freely dispose of such investment securities at any time, and, at the time they were acquired by an RBI Company, such RBI Company was permitted by applicable Law to acquire such investment securities.

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Section 3.27 Reorganization.

As of the date hereof, RBI does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the RBI Companies will take any action that will cause, cause any action to be taken that will cause, or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the RBI Companies taken, caused, agreed to take or cause, or failed to take or cause any such action.

Section 3.28 Fairness Opinion.

RBI’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from Feldman Financial Advisors, Inc. to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration to be received by the stockholders of RBI pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of RBI. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.29 Materials Provided to Stockholders.

All proxy materials used, or to be used, in connection with the meetings of RBI’s stockholders held in 2013, 2014 and 2015, if any, along with any other form of correspondence between RBI and its stockholders during those years, including any annual or quarterly reports provided to stockholders, have been made available to OLB.

Section 3.30 Absence of Certain Changes.

Except as disclosed in RBI Disclosure Schedule 3.30 and provided for or contemplated in this Agreement, since December 31, 2014 there has not been:

(a) Any material transaction by RBI or any RBI Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b) Any acquisition or disposition by RBI or any RBI Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000, other than acquisitions or dispositions, including acquisitions and dispositions of REO and investment securities, made in the ordinary course of business;

(c) Any Lien on any of the respective properties or assets of RBI or any RBI Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (i.e., Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the ordinary course of business and consistent with past practices);

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(d) Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of RBI or any RBI Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.1(d);

(e) Any incurring of, assumption of, or taking of, by RBI or any RBI Subsidiary, any property subject to, any liability in excess of $50,000, except for liabilities incurred or assumed or property taken subsequent December 31, 2014 in the ordinary course of business and in conformity with past practices;

(f) Any material alteration in the manner of keeping the books, accounts, or records of RBI or any RBI Subsidiary, or in the accounting policies or practices therein reflected;

(g) Any elimination of employee benefits;

(h) Any deferred routine maintenance of real property or leased premises;

(i) Any elimination of a reserve where the liability related to such reserve has remained;

(j) Any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets that are no longer used in its business; or

(k) Any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.31 Absence of Undisclosed Liabilities.

Neither RBI nor any RBI Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations (a) except as disclosed in the RBI Financials delivered to OLB prior to the date of this Agreement, or (b) except as contemplated under this Agreement. Except as disclosed on RBI Disclosure Schedule 3.31, since December 31, 2014, neither RBI nor any RBI Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable Law.

Section 3.32 No Option Plans or Convertible Securities.

Except as described in RBI Disclosure Schedule 3.32, the RBI Companies do not maintain any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any person to receive Rights from any of the RBI Companies, and (b) no Rights with respect to any equity plan of the RBI Companies are outstanding.

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Section 3.33 Deposits.

Except as described in RBI Disclosure Schedule 3.33, none of the deposits of RBI is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.34 Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for RBI’s own account, or for the account of one or more of RBI’s Subsidiaries or their customers (all of which are set forth in RBI Disclosure Schedule 3.34), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and to the Knowledge of RBI each of them constitutes the valid and legally binding obligation of RBI or such RBI Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither RBI nor any RBI Subsidiary, nor, to the Knowledge of RBI, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.35 Fiduciary Accounts.

Except as described in RBI Disclosure Schedule 3.35, neither RBI nor any RBI Subsidiary has trust powers or acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.36 Credit Card Accounts and Merchant Processing.

Neither RBI nor any RBI Subsidiary originates, maintains or administers credit card accounts. Except as described in RBI Disclosure Schedule 3.36, neither RBI nor any RBI Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

Section 3.37 Anti-takeover Laws.

RBI and the RBI Subsidiaries have taken all actions required to exempt OLB, the Agreement, the Bank Merger Agreement, the Contemplated Transactions and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.38 Disclosure.

The schedules delivered by RBI pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OLB

OLB represents and warrants to RBI that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV); provided, however, that no representation or warranty of OLB contained in this Article IV shall be deemed untrue or incorrect, and OLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.15, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article IV Standard”).

Section 4.1 Organization.

(a) OLB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. OLB is a bank holding company duly registered under the BHC Act. OLB has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. OLB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects. OLB engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b) Old Line is a trust company duly organized, validly existing and in good standing under the laws of the State of Maryland. Old Line has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Old Line is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of Old Line are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

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(d) OLB Disclosure Schedule 4.1(d) contains a complete and accurate list of all OLB Subsidiaries. Each OLB Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Each OLB Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than shares of capital stock of the OLB Subsidiaries listed on OLB Disclosure Schedule 4.1(d), OLB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(e) The respective minute books of OLB and each OLB Subsidiary accurately record, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of OLB or any OLB Subsidiary.

(f) Prior to the date of this Agreement, OLB has delivered or made available to RBI true and correct copies of the articles of incorporation and bylaws of OLB, and the charter documents and bylaws, operating agreement and/or other governing instrument of each OLB Subsidiary and each as in effect on the date hereof (collectively, the “OLB Governing Documents”).

Section 4.2 Capitalization.

(a) The authorized capital stock of OLB consists of (i) 25,000,000 shares of Common Stock, par value $0.01 per share (“OLB Common Stock”), of which 10,556,931 shares are duly authorized, validly issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“OLB Preferred Stock”), none of which are outstanding, in each case on the date hereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of OLB or any OLB Subsidiary having the right to vote on any matters on which stockholders of OLB may vote. All of the issued and outstanding shares of OLB Common Stock are fully paid and nonassessable, free of preemptive rights, except as may be defined in OLB’s articles of incorporation, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable Laws. Except pursuant to this Agreement or as set forth in OLB Disclosure Schedule 4.2(a), OLB has not issued nor is OLB or any OLB Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of OLB Common Stock, OLB Preferred Stock, or any other security of OLB or any securities representing the right to vote, purchase or otherwise receive any shares of OLB Common Stock, OLB Preferred Stock, or any other security of OLB. The shares of OLB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

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(b) OLB owns, directly or indirectly, all of the capital stock or other equity ownership interests of the OLB Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in OLB Disclosure Schedule 4.2(b), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.3 Authority; No Violation.

(a) OLB has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all regulatory approvals and all consents described in OLB Disclosure Schedule 4.4. The execution and delivery of this Agreement by OLB and the consummation by OLB of the Contemplated Transactions, including the Merger, have been duly and validly authorized by the board of directors of OLB and no other corporate proceedings on the part of OLB are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by OLB and, assuming the due authorization, execution and delivery of this Agreement by RBI, constitutes the valid and binding obligation of OLB, enforceable against OLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by OLB, the consummation of the Contemplated Transactions and the compliance by OLB with any of the terms or provisions hereof, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4, OLB’s and RBI’s compliance with any conditions contained herein, and compliance by OLB or any OLB Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with or result in a breach of any provision of the OLB Governing Documents;

(ii) Violate any Law applicable to OLB or any OLB Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in OLB Disclosure Schedule 4.3(b) or pursuant to which consent or notification is required as set forth in OLB Disclosure Schedule 4.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of OLB or any OLB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which OLB or any OLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on OLB.

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(c) Old Line has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Old Line and, other than the approval of the Bank Merger Agreement by OLB as the sole stockholder of Old Line as required by Law, no further corporate proceedings of Old Line are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. OLB, as the sole stockholder of Old Line, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Old Line on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by Old Line, will be a legal, valid and binding agreement of Old Line enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by Old Line that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Old Line and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Old Line, enforceable against Old Line in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 4.4 Consents; Regulatory Approvals.

Except as described in OLB Disclosure Schedule 4.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by OLB or the consummation of the Contemplated Transactions by OLB, except where the failure to obtain such consents or approvals, or make such filings or registrations, individually or in the aggregate, would not have a Material Adverse Effect on OLB. None of the OLB Companies has any reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of OLB, no fact or circumstance exists, including any possible other transaction pending or under consideration by OLB or any OLB Company, that (a) would reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) would cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 4.5 Financial Statements.

(a) OLB has previously delivered or made available the OLB Financials to RBI, except those pertaining to periods commencing after March 31, 2015, which it will deliver or make available by each respective delivery date as required by this Agreement. The delivered or made available OLB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of OLB as of and for the periods ended on the dates thereof. The delivered or made available OLB Financials have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

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(b) OLB did not, as of the date of the OLB Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the OLB Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on OLB and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

Section 4.6 No Material Adverse Effect.

The OLB Companies have not suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, since December 31, 2014, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the OLB Companies taken as a whole.

Section 4.7 Taxes.

(a) Except as disclosed on OLB Disclosure Schedule 4.7(a), all OLB Returns required to be filed by or on behalf of the OLB Companies have been duly filed on a timely basis and to the Knowledge of OLB such OLB Returns are true, complete and correct in all material respects, or requests for extensions to file the OLB Returns have been timely filed, and have not expired, except to the extent that such failures to file, to be complete or correct or to have requested extensions that remain in effect individually or in the aggregate would not have a Material Adverse Effect on OLB. All OLB Taxes shown to be due and payable on the OLB Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the OLB Financials for the payment of such OLB Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies. Each of the OLB Companies has withheld and paid over all OLB Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party except where any such failure to withhold, report or pay over, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect. There are no Liens on any of the assets of the OLB Companies with respect to OLB Taxes, other than Liens for OLB Taxes not yet due and payable.

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(b) Except as disclosed on OLB Disclosure Schedule 4.7(b), no deficiencies for OLB Taxes have been claimed, proposed or assessed, with notice to any of the OLB Companies, by any taxing or other governmental authority against the OLB Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the OLB Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on OLB. There are no pending audits relating to any OLB Tax liability of which any of the OLB Companies has received written notice. Except as disclosed on OLB Disclosure Schedule 4.7(b), none of the OLB Companies is a party to any action or proceeding for assessment or collection of OLB Taxes, nor have such events been asserted or, to the Knowledge of OLB, threatened against any of the OLB Companies or any of their assets. No waiver or extension of any statute of limitations relating to OLB Taxes is in effect with respect to the OLB Companies. No power of attorney has been executed by any of the OLB Companies with respect to any OLB Tax matter that is currently in force.

(c) As used in this Agreement, the term “OLB Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the OLB Companies is required to pay, withhold or collect. As used in this Agreement, the term “OLB Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any OLB Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 4.8 Contracts; Certain Changes.

(a) Except as described in OLB Disclosure Schedule 4.8(a), neither OLB nor any OLB Subsidiary is a party to or subject to:

(i) Any collective bargaining agreement with any labor union relating to employees of OLB or any OLB Subsidiary;

(ii) Any agreement that by its terms limits the payment of dividends by OLB or any OLB Subsidiary; or

(iii) Any contract, other than this Agreement, that restricts or prohibits OLB or any OLB Subsidiary from engaging in any type of business permissible under applicable Law.

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Section 4.9 Ownership of Personal Property; Insurance Coverage.

(a) Each of the OLB Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the OLB Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in OLB Disclosure Schedule 4.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith;

(iii) Statutory Liens for amounts not yet delinquent or that are being contested in good faith;

(iv) Liens for current taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(vi) Liens, imperfections of title, easements and other defects of title that are not reasonably likely to have a Material Adverse Effect on OLB;

(vii) With respect to personal property reflected in the balance sheets contained in the OLB Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(viii) Those items that are reflected as liabilities in the OLB Financials; and

(ix) Items of personal property that are held in any fiduciary or agency capacity.

(b) With respect to material items of real and personal property that are used in the conduct of its business and leased from other persons, each of the OLB Companies has the right under valid and existing leases to use such real and personal property in all material respects as presently occupied and used.

(c) OLB and each OLB Subsidiary currently maintain insurance in amounts considered by OLB to be reasonable for their respective operations, and, to the Knowledge of OLB, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither OLB nor any OLB Subsidiary has received notice from any insurance carrier that:

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(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(d) OLB and each OLB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 4.10 Litigation and Other Proceedings.

Except as set forth in OLB Disclosure Schedule 4.10, there are no legal, quasi-judicial, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any kind or nature now pending or, to the Knowledge of OLB, threatened before any court, administrative, regulatory, arbitration or similar body in any manner against any of the OLB Companies or any of their properties. To the Knowledge of OLB, no pending or threatened litigation or proceeding described in OLB Disclosure Schedule 4.10 could reasonably be expected to (a) have a Material Adverse Effect on the OLB Companies, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the OLB Companies to perform their obligations under this Agreement. Except as disclosed on OLB Disclosure Schedule 4.10, none of the OLB Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 4.11 Compliance with Applicable Law.

Except as disclosed on OLB Disclosure Schedule 4.11:

(a) Each of the OLB Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OLB;

(b) Each of the OLB Companies has all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of OLB, threatened, and to the Knowledge of OLB no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the OLB Companies have been given notice or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on OLB;

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(c) Since January 1, 2010, each of the OLB Companies has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority (collectively, the “OLB Reports”), and has paid all fees and assessments due and payable in connection therewith, and each of such filings complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the OLB Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the OLB Reports filed with the SEC; none of the OLB Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

(d) No Regulatory Authority has initiated any proceeding or, to the Knowledge of OLB, investigation into the business or operations of the OLB Companies;

(e) Neither OLB nor any OLB Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that OLB or any OLB Subsidiary is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to OLB or any OLB Subsidiary;

(iii) Requiring or threatening to require OLB or any OLB Subsidiary, or indicating that OLB or any OLB Subsidiary may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of OLB or any OLB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of OLB or any OLB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to OLB or Old Line, herein referred to as an “OLB Regulatory Agreement”);

(f) Neither OLB nor any OLB Subsidiary has received, consented to, or entered into any OLB Regulatory Agreement;

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(g) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any OLB Regulatory Agreement, except to the extent permitted by such OLB Regulatory Agreement;

(h) There is no injunction, order, judgment or decree imposed upon OLB or any OLB Subsidiary or the assets of OLB or any OLB Subsidiary;

(i) OLB has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to OLB and the OLB Subsidiaries is made known to the management of OLB by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the OLB Reports; and

(j) Since January 1, 2012, (x) neither OLB nor any OLB Subsidiary nor, to the Knowledge of OLB, any director, officer, employee, auditor, accountant or representative of OLB or any OLB Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OLB or any OLB Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OLB or any OLB Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing OLB or any OLB Subsidiary, whether or not employed by OLB or any OLB Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by OLB or any of its officers, directors, employees or agents to the board of directors of OLB or any committee thereof or to any director or officer of OLB.

Section 4.12 ERISA.

(a) OLB has identified in OLB Disclosure Schedule 4.12(a) the OLB Benefit Plans and made available a copy of all OLB Benefit Plans.

(b) OLB and any OLB ERISA Affiliate have paid in full any insurance premiums due to the PBGC with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date. Except as disclosed in OLB Disclosure Schedule 4.12(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by OLB or any OLB ERISA Affiliate has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of OLB, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on OLB Disclosure Schedule 4.12(b), no OLB Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of OLB, no condition exists that will result in any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such OLB Benefit Plan.

(c) To the Knowledge of OLB, neither OLB nor any OLB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

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(d) Each OLB Benefit Plan substantially complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the OLB Benefit Plan, and each OLB Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of applicable law. Each OLB pension plan that is intended to be qualified under Section 401(a) of the IRC and, to the Knowledge of OLB, its trust, is exempt from federal income tax under IRC Section 501(a) has received, or is entitled to rely upon, a favorable determination letter from the IRS, and to the Knowledge of OLB there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter. Without limiting the foregoing, to the Knowledge of OLB, the following are true:

(i) Each OLB Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each OLB Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each OLB Benefit Plan, OLB is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in OLB Disclosure Schedule 4.12(d), no OLB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No OLB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no OLB Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi) No OLB welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All OLB welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each OLB Benefit Plan, OLB or any OLB ERISA Affiliate has the authority to amend or terminate the OLB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the OLB Benefit Plan.

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(e) There is no existing, or, to the Knowledge of OLB, contemplated, audit of any OLB Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority. In addition, there are no pending or, to the Knowledge of OLB, threatened material claims by, on behalf of or with respect to any OLB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any OLB Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of OLB, is there any basis likely to enable such claim to prevail.

(f) Except as disclosed on OLB Disclosure Schedule 4.12(f), no payment contemplated or required by or under any OLB Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g) Neither OLB nor any OLB Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan).

Section 4.13 Brokers and Finders.

Neither OLB, any OLB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Ambassador Financial Group, Inc.

Section 4.14 Environmental Laws.

To the Knowledge of OLB, each of the OLB Companies is and has been in material compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies. Except as described in OLB Disclosure Schedule 4.14, none of the OLB Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws. To the Knowledge of OLB, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real property owned, leased or operated by the OLB Companies, including but not limited to all REO (the “OLB Real Property”) during the term of the ownership, lease or operation thereof by any of the OLB Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any OLB Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the OLB Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the OLB Companies holds or has held a security interest. To the Knowledge of OLB, no asbestos or, with respect to OLB Real Property built after 1978, lead is now or has been contained in any OLB Real Property that is owned by any of the OLB Companies. No OLB Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by any of the OLB Companies or, to the Knowledge of OLB, prior to such time. OLB has furnished RBI true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each OLB Real Property and any real property in which any of the OLB Companies holds or held a security interest.

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Section 4.15 Information to be Supplied.

(a) The information supplied by OLB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the stockholders of RBI, and up to and including the date of the RBI Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) The information supplied by OLB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 4.16 Loans.

Except as set forth on the OLB Disclosure Schedule 4.16 all Credit Extensions reflected as assets in the OLB Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of OLB’s or the appropriate OLB Subsidiary’s respective business, and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected.

Section 4.17 Allowance for Loan Losses.

The allowance for loan losses reflected in OLB’s and Old Line’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the OLB Financials has been and will be established and maintained in accordance with GAAP. The allowance for loan losses reflected in OLB’s and Old Line’s reports to each Regulatory Authority and the allowance for loan losses shown in the OLB Financials, in the opinion of management, was or will be adequate as of the dates thereof. The REO and in-substance foreclosures included in any of Old Line’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. OLB has disclosed to RBI on OLB Disclosure Schedule 4.17 all Credit Extensions (including participations) and interest-bearing assets of OLB or any OLB Subsidiary pursuant to which a borrower, customer or other party has notified OLB or any OLB Subsidiary during the past 12 months of, or has asserted against OLB or any OLB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of OLB, each borrower, customer or other party that has given OLB or any OLB Subsidiary any oral notification of, or orally asserted to or against OLB or any OLB Subsidiary, any such claim, and OLB shall update OLB Disclosure Schedule 4.17 promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date.

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Section 4.18 Community Reinvestment Act.

Old Line is in compliance in all material respects with the CRA and all regulations promulgated thereunder. OLB has supplied RBI with a copy of Old Line’s current CRA Statement, all letters and written comments received by Old Line since October 16, 2013 pertaining thereto and any responses by Old Line to such comments. Old Line has a rating of “satisfactory” as of its most recent CRA compliance examination and OLB and Old Line have received no communication from any Regulatory Authority that would lead OLB to believe that Old Line will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of Old Line under the CRA.

Section 4.19 Regulatory Approvals.

None of the OLB Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.

Section 4.20 Books and Records.

(a) The minute books and stock ledgers of the OLB Companies that have been made available to RBI, its representatives or its Affiliates constitute all of the minute books and stock ledgers of the OLB Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the OLB Companies that have been requested by RBI have been made available to RBI, its representatives or its Affiliates, and are located at the offices of the OLB Companies at 1525 Pointer Ridge Place, Bowie, Maryland 20716.

(b) Each of the OLB Companies makes and keeps books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the OLB Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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Section 4.21 Investment Securities.

OLB and each OLB Subsidiary have good and marketable title to all securities owned by them. None of the investment securities reflected in the OLB Financials under the headings “investment securities available for sale” and “investment securities held to maturity” and, except as described in OLB Disclosure Schedule 4.21, none of the investment securities acquired by the OLB Companies since March 31, 2015, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of any of the OLB Companies to freely dispose of such investment securities at any time, and, at the time they were acquired by an OLB Company, such OLB Company was permitted by applicable Law to acquire such investment securities.

Section 4.22 Reorganization.

As of the date hereof, OLB does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the OLB Companies will take any action that will cause, cause any action to be taken that will cause, or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the OLB Companies taken, caused, agreed to take or cause, or failed to take or cause any such action.

Section 4.23 Fairness Opinion.

OLB’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from Ambassador Financial Group, Inc. to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration payable by OLB to stockholders of RBI pursuant to the terms of this Agreement are fair, from a financial point of view, to the stockholders of OLB. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.24 Materials Provided to Stockholders.

All proxy materials used in connection with the meetings of OLB’s stockholders held in 2013, 2014 and 2015, along with any other form of correspondence between OLB and its stockholders during that time period, either have been filed with the SEC and are publicly available to RBI via the SEC’s Electronic Data Gathering and Retrieval system or have been provided to RBI.

Section 4.25 Absence of Undisclosed Liabilities.

Neither OLB nor any OLB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (a) except as disclosed in the OLB Financials delivered or made available to RBI prior to the date of this Agreement, or (b) except as contemplated under this Agreement. Except as disclosed in OLB Disclosure Schedule 4.25, since March 31, 2015, neither OLB nor any OLB Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable Law.

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Section 4.26 Anti-Money Laundering, OFAC and Customer Information Security.

OLB does not have knowledge of any facts or circumstances that would cause Old Line or any other OLB Subsidiary: (a) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by OLB, Old Line or other OLB Subsidiary; or (b) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by OLB or Old Line. To the Knowledge of OLB, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either OLB or any OLB Subsidiary to undertake any remedial action. The board of directors of Old Line (or where appropriate of OLB or any other OLB Subsidiary) has adopted, and Old Line (or OLB and such other OLB Subsidiary) has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has received no written notice from any Regulatory Authority that such program (x) does not contain adequate and appropriate customer identification verification procedures, or (y) has been deemed ineffective. Old Line (or OLB or such other OLB Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

Section 4.27 Disclosure.

The schedules delivered by OLB pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1 Conduct of RBI’s Business.

Through the Closing Date, RBI shall, and shall cause each RBI Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the usual, regular and ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the prior written consent of OLB. RBI shall, and shall cause each RBI Subsidiary to, use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of RBI and the RBI Subsidiaries and others with whom business relationships exist, provided that, other than in the case of Permitted Employees, job vacancies that occur prior to the Effective Date through attrition shall not be filled and new employees shall not be hired without the prior written consent of OLB. Through the Closing Date, except as otherwise consented to in writing by OLB, such consent not to be unreasonably withheld, conditioned or delayed, or as permitted by this Agreement, and except as may be required, in writing, by any Regulatory Authority (in which case RBI shall immediately notify OLB), RBI shall not, and shall not permit any RBI Subsidiary to:

(a) Change any provision of the RBI Governing Documents;

(b) Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of RBI capital stock;

(c) Except as set forth in RBI Disclosure Schedule 5.1(c), grant any severance or termination pay, other than pursuant to policies or agreements of RBI or any RBI Subsidiary in effect on the date hereof for employees who are not executive officers, or enter into or amend any employment, consulting, severance, compensation, “change-in-control,” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with RBI or any RBI Subsidiary;

(d) Except for retention payments as OLB and RBI may mutually agree upon for RBI or Regal employees who remain employed through the Effective Time, grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with RBI or any RBI Subsidiary, except, with respect to a Permitted Employee, (i) to the extent such promotion or increase is made by RBI or an RBI Subsidiary in the normal course of its business and consistent with its past practices, or (ii) routine periodic pay increases, selective merit pay increases and pay-raises in the normal course of business and consistent with past practices;

(e) Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any material asset to a Lien, other than in the ordinary course of business consistent with past practice; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business;

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(f) Except for FHLB advances and deposits taken in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money other than as provided in Section 5.7(c)(i) hereof; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Sections 5.1(y) and (z);

(g) Sell or otherwise dispose of any RBI Real Property except REO in a reasonably acceptable commercial manner in the ordinary course of business, or sell or otherwise dispose of any securities held by RBI or Regal other than pursuant to redemptions by the issuer thereof;

(h) Take any action that would result in any of the representations and warranties of RBI set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by Law (with notice to OLB) or after written consent or waiver from OLB;

(i) Change any method, practice, or principle of accounting, except as may be required from time to time by Law or changes in GAAP or by any Regulatory Authority;

(j) Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party;

(k) Implement any pension, retirement, profit-sharing, bonus, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, or similar plan or arrangement except to the extent required by Law; provided, however, that amendments to the Regal Bank & Trust 401(k) Profit Sharing Plan to modify any of the investment options available thereunder shall not constitute a breach of this Section 5.1(k);

(l) Implement or adopt any material change in its: (i) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon, or the charge-off of losses incurred thereon; (ii) investment policies and practices; or (iii) other material banking policies, or otherwise fail to conduct its banking activities in the ordinary course of business consistent with past practice except as may be required by changes in Law, GAAP, or the direction of a Regulatory Authority;

(m) Otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(n) Enter into, modify, amend or renew any agreement under which RBI or any RBI Subsidiary is obligated to pay more than $50,000 and which is not terminable by RBI or such RBI Subsidiary with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and that are in compliance with the requirements of Law;

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(o) Except as required by Law or at the direction of a Regulatory Authority: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

(p) Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(q) Purchase any securities;

(r) Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000 (exclusive of any amounts paid directly or reimbursed to RBI or any RBI Subsidiary under any insurance policy maintained by RBI or any RBI Subsidiary), settle any material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (or basis therefor) pending or, to the Knowledge of RBI, threatened against or affecting RBI, any RBI Subsidiary, or any of their respective properties or any of their respective assets. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to RBI and the RBI Subsidiaries, taken as a whole;

(s) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither RBI nor any RBI Subsidiary shall be required to obtain such a report: (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that RBI has provided notice to OLB that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (ii) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(t) Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(u) Make any new capital expenditure of $50,000 or more;

(v) Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving OLB or Old Line a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

(w) Take any action that would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC;

(x) Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed $1,000 individually and $5,000 in the aggregate;

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(y) Except for any Non-Residential Credit Extension already committed to by RBI on the date of this Agreement and set forth on RBI Schedule 5.1(y), enter into, grant, approve, modify or extend any Non-Residential Credit Extension except in the ordinary course of business consistent with past practice; provided, however, that RBI and/or Regal may not make a Non-Residential Credit Extension (i) in excess of $1,000,000 or (ii) to an existing customer of Regal that increases the aggregate loan exposure to such customer by more than $1,000,000;

(z) Enter into, grant, approve, modify or extend any loan, credit facility, line of credit, or letter of credit for an owner-occupied residence (collectively, a “Residential Credit Extension”) that would result in a credit exposure in excess of the then applicable FHFA jumbo loan limit in the aggregate to a single borrower as determined in reference to the combination rules in 12 C.F.R. Section 32.5;

(aa) Issue any communication relating to the Contemplated Transactions to employees (including general communications relating to benefits and compensation) without prior consultation with OLB and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of OLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any communication of a general nature to customers without the prior approval of OLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or Contemplated Transactions; or

(bb) Agree to do any of the foregoing.

Section 5.2 Conduct of OLB’s Business.

OLB shall, and shall cause each OLB Subsidiary to, use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of OLB and the OLB Subsidiaries and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by RBI or as permitted by this Agreement, and except as may be required, in writing, by any Regulatory Authority, OLB shall not, and shall not permit any OLB Subsidiary to:

(a) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by Law (with notice to RBI) or after written consent or waiver from RBI;

(b) Take any action that would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC; or

(c) Agree to do either of the foregoing.

Section 5.3 Access; Confidentiality.

(a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request. Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Notwithstanding the foregoing, neither OLB nor RBI shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

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(b) RBI and OLB each agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. RBI and OLB shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

Section 5.4 Regulatory Matters.

Through the Closing Date:

(a) OLB and RBI shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by OLB and OLB’s counsel, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. OLB and RBI shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b) RBI and OLB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions to the extent permitted by Law.

(c) RBI and OLB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, RBI and OLB shall use their commercially reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other to the extent such disclosure is permitted by Law. Each party hereto shall have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, OLB and RBI shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing.

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Section 5.5 Taking of Necessary Actions.

Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use their commercially reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6 Update of Disclosure Schedules.

Through the Closing Date, RBI shall update the RBI Disclosure Schedules, and OLB shall update the OLB Disclosure Schedules, as promptly as practicable after the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. In addition, RBI shall update and deliver to OLB the RBI Disclosure Schedule 3.20(a), and OLB shall update and deliver to RBI the RBI Disclosure Schedule 4.17, promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date.

Section 5.7 Other Undertakings by OLB and RBI.

(a) Undertakings of RBI.

(i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with applicable Law and this Agreement, RBI shall submit the Agreement and the Merger to its stockholders for approval at the RBI Common Stockholders’ Meeting with the recommendation that its stockholders approve the Agreement and the Merger.

(ii) Acquisition Proposals. So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, RBI shall not, and shall not authorize, permit or cause any RBI Subsidiary and their respective officers, directors, or employees or any investment bankers, financial advisors, attorneys, accountants, consultants, agents or other representative retained by RBI or any RBI Subsidiary (collectively, the “RBI Representatives”) to, directly or indirectly: (A) initiate, solicit, induce or encourage (including by way of furnishing information), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (B) respond to any inquiry relating to an Acquisition Proposal; (C) recommend or endorse an Acquisition Proposal; (D) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than OLB) any information or data with respect to RBI or any RBI Subsidiary or otherwise relating to an Acquisition Proposal; (E) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which RBI or any RBI Subsidiary is a party; or (F) enter into any agreement, agreement in principle, letter of intent or similar instrument, including any exclusivity agreement, with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by RBI or any RBI Representative, whether or not such RBI Representative is so authorized and whether or not such RBI Representative is purporting to act on behalf of RBI or otherwise, shall be deemed to be a breach of this Agreement by RBI. RBI and each RBI Subsidiary shall, and shall cause each of the RBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

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Notwithstanding the foregoing, prior to the approval of the Agreement and the Merger by RBI’s stockholders at the RBI Common Stockholders’ Meeting, RBI may respond to an inquiry, furnish nonpublic information regarding RBI and the RBI Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to RBI by such Person (and not withdrawn) if (A) RBI’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and the advice of Feldman Financial Advisors, Inc., that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (B) RBI has not violated any of the restrictions set forth in this Section 5.7(a)(ii), (C) RBI’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and the advice of Feldman Financial Advisors, Inc., that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable law, and (D) at least two Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, RBI provides OLB written notice of the identity of such Person and of RBI’s intention to furnish nonpublic information to, or enter into discussions with, such Person and RBI receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with RBI. RBI shall promptly provide to OLB any non-public information regarding RBI or any RBI Subsidiary provided to any other Person that was not previously provided to OLB, such additional information to be provided no later than the date of provision of such information to such other Person.

RBI shall promptly (and in any event within 24 hours) notify OLB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, RBI or any RBI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). RBI agrees that it shall keep OLB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). RBI further agrees that it will provide OLB with the opportunity to present its own proposal to the RBI board of directors in response to any such proposal or offer, and negotiate with OLB in good faith with respect to any such proposal.

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For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the RBI board of directors determines in its good faith judgment, after consultation with and having considered the advice of RBI’s outside legal counsel and Feldman Financial Advisors, Inc.: (A) would, if consummated, result in consideration that is more favorable to the stockholders of RBI than the Contemplated Transactions (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal); (B) is not conditioned on obtaining financing (and with respect to which RBI has reasonably assured itself of such person’s ability to fully finance its Acquisition Proposal); (C) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of RBI Common Stock or all or substantially all of the assets and liabilities of RBI and the RBI Subsidiaries on a consolidated basis; and (D) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Neither the RBI board of directors nor any committee thereof shall: (A) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to OLB in connection with the Contemplated Transactions (including the Merger), its recommendation to the stockholders of RBI to approve the Agreement and the Merger, or make any statement, filing or release, in connection with the RBI Common Stockholders’ Meeting or otherwise, inconsistent with the recommendation to the stockholders of RBI to approve the Agreement and the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (C) enter into (or cause RBI or any RBI Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (1) related to any Acquisition Proposal or (2) requiring RBI to abandon, terminate or fail to consummate the Merger or any other Contemplated Transaction.

Notwithstanding the foregoing, prior to the date of the RBI Common Stockholders’ Meeting, RBI’s board of directors may approve or recommend to the stockholders of RBI a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 5.7(a)(ii) (a “RBI Subsequent Determination”) after the third Business Day following the receipt by OLB of a notice (the “Notice of Superior Proposal”) from RBI advising OLB that the RBI board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7(a)(ii)) constitutes a Superior Proposal (it being understood that RBI shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that RBI proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (A) the RBI board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and the advice of Feldman Financial Advisors, Inc., that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (B) at the end of such three Business Day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by OLB since OLB’s receipt of such Notice of Superior Proposal (provided, however, that OLB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the RBI board of directors has again in good faith made the determination (1) in clause (A) of this paragraph, and (2) that such Acquisition Proposal constitutes a Superior Proposal.

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(iii) Environmental Assessments.

(A) OLB shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the RBI Companies’ assets, operations and secured interests, including, but not limited to, the RBI Real Property. For any real property not owned by the RBI Companies, access to such property by OLB shall be conditioned on approval by the property owner.

(B) If OLB, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, OLB shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as OLB deems appropriate subject to the following provisions of this Section 5.7(a)(iii)(B). For any real property owned by the RBI Companies, such further assessment shall be subject to prior notice to RBI. For any real property not owned by the RBI Companies, such further assessment by OLB shall be conditioned on approval by the property owner.

(C) OLB agrees to notify RBI a reasonable time in advance of the Environmental Assessments scheduled pursuant to this Section 5.7(a)(iii). RBI agrees to permit OLB and its contractors, consultants, agents and representatives to (i) conduct such Environmental Assessments, (ii) have access to the properties, facilities, environmental documents and personnel of the RBI Companies, and (iii) conduct such consultations with the persons or firms conducting such examinations, as OLB shall deem necessary; provided, however, that OLB and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the RBI Companies. Upon request by RBI, OLB shall provide copies of reports prepared by OLB or its representatives for the assessments conducted under this Section 5.7(a)(iii).

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(iv) Dissolve Non-Operational Subsidiaries. Prior to Closing, RBI and Regal shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.

(v) Payment of Deferred Interest. As soon as possible after execution of this Agreement, RBI and Regal, as applicable, will take the following actions: (A) RBI shall make a diligent and good faith effort to obtain from the indenture trustee, subject to prior review and approval of OLB, (1) an extension of the interest deferral periods under RBI’s subordinated debentures issued to Regal MD Statutory Trust I and Regal MD Statutory Trust II (collectively, the “Regal Trusts”) for at least two calendar quarters, or (2) waivers of any defaults caused by RBI’s failure to make payments of amounts due on the subordinated debentures by December 15, 2015 or January 16, 2016, as applicable; (B) RBI shall cause Regal to make a diligent and good faith effort to obtain regulatory approval or non-objection to declare and pay a dividend from its existing capital to RBI in an amount sufficient to bring current through December 15, 2015 and December 17, 2015, as applicable, amounts due, including deferred interest and other charges and fees, on RBI’s subordinated debentures issued to the Regal Trusts, and RBI shall make a diligent and good faith effort to obtain regulatory approval to receive such dividend from Regal and to use such dividend to pay such deferred interest and other charges and fees and, upon receipt of such dividend and such approval, RBI shall bring current such amounts due on its subordinated debentures issued to the Regal Trusts; (C) RBI shall make a diligent and good faith effort to obtain any necessary regulatory approval or non-objection for RBI to borrow from OLB an amount sufficient to bring current through December 15, 2015 and December 17, 2015, as applicable, amounts due, including deferred interest and other charges and fees, on RBI’s subordinated debentures issued to the Regal Trusts on the terms and conditions described in the loan documents attached hereto as Exhibit E (the “RBI Loan”). If RBI is unable to obtain the extension or waivers described in (A) above or the regulatory approvals or non-objections described in (B) above, RBI shall, upon receipt of necessary regulatory approvals or non-objections in (C) above and the satisfaction of the conditions set forth in Section 5.7(c)(i), accept the RBI Loan, if offered by OLB, and shall use the proceeds of the RBI Loan to bring current through December 15, 2015 and December 17, 2015, as applicable, amounts due, including deferred interest and other charges and fees, on RBI’s subordinated debentures issued to the Regal Trusts.

(vi) Collateral Sharing Agreement. Upon entering into this Agreement RBI shall deliver to OLB the Intercreditor and Collateral Sharing Agreement, in the form attached hereto as Exhibit F, executed by the Persons listed in Exhibit C (except those Persons set forth on RBI Disclosure Schedule 5.7(a)(vi), who will deliver their executed signature pages to the Intercreditor and Collateral Sharing Agreement within 15 days of the execution date of this Agreement), which shall give OLB an equal first priority security interest in Regal’s common stock as collateral for the RBI Loan.

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(b) Undertakings of OLB and RBI.

(i) Filings and Approvals. OLB and RBI shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the Merger, the Bank Merger and the other Contemplated Transactions, and OLB will make all necessary regulatory filings as soon as practicable after the date hereof, including without limitation, (A) the Applications, (B) the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Contemplated Transactions, and (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii) Accuracy of Registration Statement. The Prospectus/Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. RBI and OLB shall promptly notify the other party if at any time it becomes aware that the Prospectus/Proxy Statement or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, RBI shall cooperate with OLB in the preparation of a supplement or amendment to such Prospectus/Proxy Statement or Registration Statement that corrects such misstatement or omission, and OLB shall file an amended Registration Statement or supplement to the Registration Statement with the SEC, and RBI shall mail a Prospectus/Proxy Statement and any required amendment or supplement to holders of RBI Common Stock. OLB will provide RBI and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Prospectus/Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide RBI and its counsel with a copy of all such filings made with the SEC.

(iii) Public Announcements. OLB and RBI shall consult upon the form and substance of any press release or public statement related to this Agreement and the Contemplated Transactions and shall not issue any press release or make any public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary under applicable Law.

(iv) Maintenance of Insurance. OLB and each OLB Subsidiary, and RBI and each RBI Subsidiary, shall maintain insurance in such amounts as OLB and RBI, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

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(v) Maintenance of Books and Records. OLB and each OLB Subsidiary, and RBI and each RBI Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(vi) Taxes. OLB and each OLB Subsidiary shall file all OLB Returns, and RBI and each RBI Subsidiary shall file all RBI Returns, required to be filed by them, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vii) In-House Operations. OLB and RBI shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations.

(viii) Delivery of Financial Statements. OLB and RBI shall each deliver, or in the case of OLB, make available to the other, promptly upon their completion, but in each case by each respective delivery date, financial statements that fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and notes thereto.

(ix) Delivery of Regulatory Filings and Documents. Except where prohibited by Law or the regulations of any Regulatory Authority, OLB and RBI shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.

(c) Undertakings of OLB.

(i) Loan to RBI. On or prior to December 15, 2015 and subject to RBI and Regal not obtaining the extensions, waivers or regulatory approvals or non-objections described in Section 5.7(a)(v)(A) and (B), after a diligent and good faith effort to obtain such extensions, waivers or regulatory approvals or non-objections and further subject to RBI obtaining the approval described in Section 5.7(a)(v)(C) and the executed Intercreditor and Collateral Sharing Agreement described in Section 5.7(a)(vi), OLB may make the RBI Loan with the decision whether or not to make the loan being in OLB’s sole discretion. The RBI Loan shall be secured by a first priority security interest in all the outstanding shares of common stock of Regal and shall be subject to customary lien searches, authorizing resolutions, and execution by the parties of the loan documents attached hereto as Exhibit E.

(ii) Employees, Severance Policy.

(A) Subject to OLB’s usual personnel and qualification policies and the provisions hereof, OLB will endeavor to continue the employment of each individual who is an employee of RBI or an RBI subsidiary (a “RBI Employee”) on the Effective Date in a position that will contribute to the successful performance of the combined organization; provided, however, that no provision in this Agreement shall create any obligation of OLB to retain any RBI Employee or create any third party benefit except for the Indemnified Parties’ rights under Section 5.7(c)(iv), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If an RBI Employee is not retained as contemplated and described in this Section 5.7(c)(ii)(A), or if OLB elects to eliminate a position or does not offer an RBI Employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then OLB will make severance payments to the displaced RBI Employee as set forth in this Section 5.7(c)(ii).

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(B) Subject to the provisions of Sections 5.7(c)(ii)(C) and 5.7(c)(ii)(D), OLB will pay, or will cause Old Line to pay, to any eligible RBI Employee (exempt and non-exempt) other than G. Bradley Sanner that is not retained by OLB or an OLB Subsidiary two weeks of severance pay for each full year of service with RBI or an RBI Subsidiary up to a maximum of 26 weeks of severance pay. Each RBI Employee eligible for severance benefits as set forth in this Section 5.7(c)(ii)(B) will remain eligible for such benefits if his or her employment is terminated by OLB or an OLB Subsidiary, other than for Cause, within 12 months after the Effective Date. Any RBI Employee whose employment with OLB or an OLB Subsidiary is terminated without Cause after 12 months from the Effective Date shall receive such severance benefit from OLB or such OLB Subsidiary as is provided for in OLB’s general severance policy for such terminations (with full credit being given for each full year of service with RBI or any RBI Subsidiary). Any RBI Employee who is offered a position at OLB or an OLB Subsidiary that would require such RBI Employee to transfer to an office of OLB or any OLB Subsidiary (as such office is designated immediately prior to the Effective Time) within 12 months after the Effective Date and increase his or her current roundtrip daily commute to a new roundtrip daily commute of greater than or equal to 70 miles, may elect not to accept such offer and instead receive the severance payment such RBI Employee would be entitled to receive under this Section 5.7(c)(ii)(B) had such RBI Employee not been retained by OLB or an OLB Subsidiary. OLB and any OLB Subsidiary’s obligation hereunder to make payments as provided herein is expressly subject to OLB obtaining a non-objection or waiver of any regulatory prohibition or limitation on such payment and OLB’s obligation hereunder is limited to such amount as determined by the Regulatory Authorities. At or immediately prior to the Closing, and subject to any necessary approvals or non-objections from applicable Regulatory Authorities, RBI or the appropriate RBI Subsidiary shall make a cash payment to each RBI Employee in an amount equal to the accrued but unused vacation time accumulated by such RBI Employee as of the Effective Time.

(C) Any RBI Employee other than G. Bradley Sanner who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement (a “CIC Agreement”) that provides for any payment that would be triggered by the Merger or the Bank Merger (“CIC Payment”) shall not receive any severance benefits as provided in Section 5.7(c)(ii)(B) but will receive the CIC Payment upon the occurrence of a triggering event under the CIC Agreement subject to the receipt of any necessary approvals or non-objections from the applicable Regulatory Authorities. OLB will use reasonable efforts to obtain any required regulatory approval or non-objection to make any CIC Payments, and OLB shall file any required notice or application to obtain such approval or non-objection no later than the date it files its application for approval of the Bank Merger. OLB’s obligation hereunder is limited to such payments and amounts as may be approved by the applicable Regulatory Authorities if OLB obtains such approval or non-objection. By way of example, if an RBI employee has a change in control agreement and such agreement provides for CIC Payment of $1,000 and the Regulatory Authorities approve a $500 CIC Payment, OLB’s obligation hereunder is limited to $500. RBI will obtain written acknowledgement of OLB’s obligation hereunder from all RBI employees who may be eligible for a CIC Payment hereunder. Any RBI Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in 5.7(c)(ii)(B).

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(D) G. Bradley Sanner Agreements.

(1)	Upon entering this Agreement, RBI shall deliver to OLB an employment agreement, in the form attached hereto as Exhibit G, executed by G. Bradley Sanner, which shall be effective as of the Effective Date.

(2)	Upon entering this Agreement, RBI shall deliver to OLB an agreement in the form attached hereto as Exhibit H executed by G. Bradley Sanner, which shall be effective at or immediately prior to Closing.

Old Line will use reasonable efforts to obtain any required regulatory approval or non-objection and shall file any required notice or application to obtain such approval or non-objection no later than the later of (i) the date it files its application for approval of the Bank Merger or (ii) it becomes aware of the need to obtain any such approval or non-objection.

(iii) Employee Benefits. As of the Effective Time, each RBI Employee who becomes an employee of OLB or of any OLB Subsidiary shall be entitled to full credit for each year of service with RBI or any RBI Subsidiary for purposes of determining eligibility for participation and vesting and benefit accrual in OLB’s or, as appropriate, in the OLB Subsidiary’s, employee benefit plans, programs and policies. OLB shall use the original date of hire by RBI or an RBI Subsidiary in making these determinations.

(iv) Indemnification. From and after the Effective Time, OLB (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of RBI, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of RBI or is or was serving at the request of RBI or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of RBI, including without limitation any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the Articles of Incorporation and Bylaws of RBI as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. OLB’s obligations under this Section 5.7(c)(iv) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

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(v) Nasdaq Listing. To the extent required, OLB agrees to use commercially reasonable efforts to list, prior to the Closing Date, on the Nasdaq Capital Market the shares of OLB Common Stock to be issued in connection with the Merger.

(vi) Directors’ and Officers’ Liability Insurance. Prior to the Closing, OLB shall purchase an extended reporting period to RBI’s current liability insurance policy(ies), for a period to last from the day after the Effective Date to a minimum of six years after that day. Such extended reporting period shall provide the same or better coverage for the persons who are presently covered by RBI’s or Regal’s officers’ and directors’ liability insurance policy(ies) and any other insurance policy(ies) providing insurance coverage for RBI’s or Regal’s executive officers and directors, with respect to actions, omissions, events, matters or circumstances occurring through the Effective Time, provided that the policy(ies) can be obtained for an aggregate six-year cost not in excess of 200% of the current annual premium attributable to the applicable officers’ and directors’ liability coverage in Regal’s liability insurance policy(ies) in effect as of the date of this Agreement) (the “Maximum Premium”). OLB may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits; provided, however, that OLB may, at its option, replace at any time such policy with another policy having the same coverage rate. In the event OLB is unable to obtain a directors’ and officers’ liability insurance extended reporting period at a cost not in excess of the Maximum Premium, OLB may obtain a director and officer liability insurance extended reporting period with the maximum coverage reasonably available for a cost that is not in excess of the Maximum Premium.

(vii) Repayment of RBI Debt. At or prior to the Closing, OLB shall pay in full the RBI Debt set forth in Exhibit C in exchange for customary documentation evidencing the release of any Liens on RBI’s assets.

Section 5.8 Approvals and Consents of Regulatory Authorities.

RBI and OLB will cooperate with each other and use best efforts to promptly prepare all necessary approvals or consents from the Regulatory Authorities necessary to consummate the Contemplated Transactions and OLB will make all necessary filings in respect thereof as promptly as practicable after the date hereof (provided that RBI has timely provided all information requested in writing by OLB or its counsel); provided, however, that in no event shall OLB be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by OLB or any OLB Subsidiary of all or any material portion of the business or assets of RBI or any RBI Subsidiary, (b) compel OLB or any OLB Subsidiary to dispose of or hold separate all or any material portion of the business or assets of RBI or any RBI Subsidiary, (c) impose a material compliance burden, penalty or obligation on OLB or any OLB Subsidiary, or (d) otherwise materially impair the value of RBI and the RBI Subsidiaries to OLB and the OLB Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). RBI and OLB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any Application, petition or any other statement made to any Regulatory Authority in connection with the Merger and the other Contemplated Transactions. RBI shall have the right to review, and to the extent practicable to consult with OLB on, the information that appears in any filing made in connection with the Contemplated Transactions with any Regulatory Authority. OLB shall give RBI and its counsel the opportunity to review, and to the extent practicable to consult with OLB on, each filing prior to its being filed with a Regulatory Authority and shall give RBI and its counsel the opportunity to review all filings with a Regulatory Authority, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

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Section 5.9 Assumption by OLB of Certain Obligations.

At or prior to Closing, OLB, RBI and the relevant trustees or agents shall execute and deliver such supplemental indentures, agreements and other relevant documents under the provisions of RBI’s trust preferred securities instruments and debt indentures, as required and in a form reasonably satisfactory to OLB, RBI and the trustee named in such agreements and indentures and, as of the Effective Time, OLB shall assume the due and punctual payment of the principal of and premium, if any, and interest on the trust preferred securities and the due and punctual performance and observance of all of the covenants and conditions (insofar as such payment, covenant, or condition is to be performed and observed by a successor of RBI under the relevant documents) of the indentures, agreements and other relevant documents entered into by RBI or any RBI Subsidiary.

ARTICLE VI.
CONDITIONS

Section 6.1 Conditions to RBI’s Obligations under this Agreement.

The obligations of RBI hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by RBI pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, OLB and Old Line to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by OLB and Old Line, respectively, and RBI shall have received certified copies of the resolutions evidencing such authorizations.

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(b) Covenants; Representations. The obligations of OLB and Old Line required by this Agreement to be performed by OLB and Old Line at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of OLB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article IV Standard.

(c) Consents. (i) RBI and Regal shall have received all consents and approvals described in RBI Disclosure Schedule 3.4 and all filings and registrations by RBI and Regal described in RBI Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of RBI, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to RBI of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction that enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. OLB shall have delivered to RBI a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a), (b), (c)(ii) and (c)(iii) of this Section 6.1 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion or Letter. RBI shall have received an opinion of Kilpatrick Townsend & Stockton LLP, counsel to RBI, or a letter from Rowles & Company, RBI’s independent certified public accountants, dated the Closing Date, to the effect that (i) the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC, and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or accountants may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of RBI, OLB and others.

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(h) Approval by RBI’s Stockholders. The Agreement and the Merger shall have been approved by the stockholders of RBI by such vote as is required by the MGCL and the certificate of incorporation and bylaws of RBI.

(i) Other Documents. RBI shall have received such other certificates, documents or instruments from OLB or its officers or others as RBI shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.1 as RBI may reasonably request.

(j) Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(k) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of OLB or any of the OLB Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided solely in an updated OLB Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on OLB.

(l) Nasdaq Listing. To the extent required, the shares of OLB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

Section 6.2 Conditions to OLB’s Obligations under this Agreement.

The obligations of OLB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by OLB pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, RBI and Regal to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by RBI and Regal, respectively, and OLB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of RBI and Regal required by this Agreement to be performed by RBI and Regal at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of RBI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article III Standard.

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(c) Consents. (i) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) RBI and Regal shall have received all consents and approvals described in RBI Disclosure Schedule 3.4 and all filings and registrations by RBI and Regal described in RBI Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of OLB, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to OLB of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction that enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. RBI shall have delivered to OLB a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a), (b), (c)(ii) and (iii) and (h) of this Section 6.2 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion or Letter. OLB shall have received an opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, counsel to OLB, or a letter from Dixon Hughes Goodman LLP, OLB’s independent certified public accountants, dated the Closing Date, to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel or accountants may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of RBI, OLB and others.

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(h) Approval by RBI’s Stockholders. The Agreement and the Merger shall have been approved by the stockholders of RBI by such vote as is required by the MGCL and the articles of incorporation and bylaws of RBI.

(i) Limitation on Objecting RBI Shares. As of the Effective Date, the holders of no more than ten percent of the RBI Common Stock that is issued and outstanding shall have taken the actions required by Section 3-203 of the MGCL to qualify their RBI Common Stock as Objecting RBI Shares.

(j) Other Documents. OLB shall have received such other certificates, documents or instruments from RBI or its officers or others as OLB shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.2 as OLB may reasonably request.

(k) Environmental Assessment Results. The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.7(a)(iii) hereof shall not result in a Material Adverse Effect on RBI. OLB shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.7 of this Agreement.

(l) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of RBI or any of the RBI Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided in an updated RBI Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on RBI.

(m) Third Party Consents. OLB shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Contemplated Transactions to be consummated without the violation of any lease or other material agreement to which any of the RBI Companies is a party or by which any of their properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(n) Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(o) Sanner Agreements. G. Bradley Sanner, RBI and Regal have entered into (i) an employment agreement substantially in the form attached hereto as Exhibit G; and (ii) an agreement substantially in the form attached hereto as Exhibit H.

Section 6.3 Frustration of Closing Conditions.

Neither OLB nor RBI may rely on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable best efforts to consummate and to make effective the Contemplated Transactions, as required by and subject to Section 5.5.

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ARTICLE VII.
TERMINATION

Section 7.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding receipt of the approval by the stockholders of RBI of the Agreement and the Merger, this Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written agreement of RBI and OLB;

(b) By either RBI or OLB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the Contemplated Transactions) in the event of a material breach of any representation, warranty, covenant, or other agreement of the other party hereto contained in this Agreement such that (i) with respect to a representation or warranty, the condition set forth in the second clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in the first clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing; provided, that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c) By either RBI or OLB if the Closing Date shall not have occurred prior to January 31, 2016 (except that if the Closing Date shall not have occurred by January 31, 2016 because of a failure to obtain any required regulatory approval or consent, such date shall be April 30, 2016 unless the conditions of any such required regulatory approval or consent cannot be satisfied by April 30, 2016); except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision;

(d) By either RBI or OLB in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e) By either RBI or OLB if the stockholders of RBI vote, but fail to approve the Agreement and the Merger at the RBI Common Stockholders’ Meeting;

(f) By OLB if RBI or any RBI Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

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(g) By RBI if at any time after the date of this Agreement and prior to obtaining the approval of the Agreement and the Merger by RBI’s stockholders at the RBI Common Stockholders’ Meeting, RBI receives a Superior Proposal; provided, however, that RBI shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) RBI shall have complied in all material respects with Section 5.7(a)(ii) of this Agreement;

(ii) RBI concurrently pays the RBI Termination Fee payable pursuant to Section 8.1(b); and

(iii) the board of directors of RBI concurrently approves, and RBI concurrently enters into, a definitive agreement with respect to such Superior Proposal;

(h) By RBI if OLB or any OLB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which OLB is not the surviving Entity or OLB’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than RBI and the RBI board of directors determines that, after considering the advice of counsel, such transaction is not in the best interests of the RBI Common Stockholders; provided, however, that RBI must exercise the termination option under this Section 7.1(h) within 30 calendar days after OLB files a Current Report on Form 8-K with the SEC regarding events triggering the termination option;

(i) By OLB if the RBI board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to OLB regarding this Agreement or the Merger; or

(j) By RBI if the OLB Price Ratio is both (x) less than 80% and (y) less than the Index Ratio by more than 20%.

If RBI elects to exercise its termination right pursuant to this Section 7.1(j), it shall give prompt (but in any case within 24 hours of such determination) written notice thereof to OLB. During the five Business Day period commencing with its receipt of such notice, OLB may, at its option, increase the Per Share Common Stock Consideration to an amount that equals $10.14 per share. If OLB makes the election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to RBI of such election and the revised Per Share Common Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 7.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Common Stock Consideration shall have been so modified), and any references in this Agreement to the Per Share Common Stock Consideration and the amount thereof shall thereafter be deemed to refer to the Per Share Common Stock Consideration and the amount thereof as adjusted pursuant to this Section 7.1(j).

If the outstanding shares of OLB Common Stock or any company belonging to the NASDAQ Bank Stock Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the end of the Price Determination Period, the Starting Price, the Closing Market Price and the other amounts in this Section 7.1(j) shall be appropriately adjusted.

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For purposes of this Section 7.1(j), the following terms shall have the meanings set forth below:

“Starting Price” shall mean $16.43.

The “Closing Market Price” shall be the average of the per share closing prices for OLB Common Stock, calculated to two decimal places, for the Price Determination Period, as reported on the NASDAQ Capital Market.

“Pre-Execution Date” shall mean August 4, 2015, i.e., the Business Day immediately preceding the date of this Agreement.

“OLB Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Closing Market Price by the Starting Price, calculated to four decimal places.

“Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average closing NASDAQ Bank Stock Index Value For The Price Determination Period by the NASDAQ Bank Stock Index Value on the Pre-Execution Date, calculated to four decimal places.

“Average NASDAQ Bank Stock Index Value For The Price Determination Period” means the average of the NASDAQ Bank Stock Index Value as quoted by NASDAQ for the Price Determination Period.

“Price Determination Period” means the 30 consecutive trading days immediately preceding the date that is five business days before the Effective Date.

Section 7.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), 5.7(b)(iii), 8.1, 8.2, 8.4, 8.5, 8.6, 8.9, 8.10, 8.11 and 8.13 hereof and this Section 7.2, which shall remain in full force and effect, and there shall be no further liability on the part of OLB or RBI to the other, except for any liability of OLB or RBI under such applicable sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to the termination.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1 Expenses and Other Fees.

(a) General Expenses. Whether or not the Contemplated Transactions are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the party and the claimant seeking indemnification. OLB shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any. The expenses of separate counsel to any stockholder of RBI shall be borne by such stockholder and not borne or reimbursed by the RBI Companies or OLB.

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(b) RBI Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by OLB while structuring and pursuing the Merger, RBI shall pay to OLB by wire transfer of immediately available funds a termination fee equal to $450,000 (the “RBI Termination Fee”) as follows:

(i) in the event OLB terminates this Agreement pursuant to Section 7.1(b), Section 7.1(c) because the Closing failed to occur prior to January 31, 2016 or April 30, 2016, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of RBI or Regal, Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of RBI or Regal, or 7.1(i) (in each case provided that OLB is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), RBI shall pay the RBI Termination Fee in three equal installments of $150,000, with the first installment to be paid as promptly as practicable but in any event within three Business Days after termination of the Agreement and the remaining two installments paid on the second and third anniversary dates of termination of the Agreement, respectively;

(ii) in the event OLB or RBI terminates this Agreement pursuant to Sections 7.1(f) or 7.1(g), or because RBI or any RBI Subsidiary enters into a definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination with, any person other than OLB, or enters into any agreement to merge, consolidate, combine or to sell a material portion of its assets or be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise in violation of the terms of this Agreement, in particular, Section 5.7(a)(ii) hereof, RBI shall pay the RBI Termination Fee at or prior to the time of such termination; or

(iii) in the event RBI fails to make any installment payment required under Section 8.1(b)(i) when due, the total unpaid amount of the RBI Termination Fee shall become immediately due and payable and shall bear interest from the date of such nonpayment until the date that such nonpayment has been cured to the satisfaction of OLB at the rate of eight percent per annum.

(c) OLB Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by RBI while structuring and pursuing the Merger, OLB shall pay to RBI by wire transfer of immediately available funds a termination fee equal to $450,000 (the “OLB Termination Fee”) as follows, such OLB Termination Fee to be paid as promptly as practicable (but in any event within three Business Days) after termination of the Agreement:

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(i) in the event RBI terminates this Agreement pursuant to Section 7.1(b) (provided that RBI is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement);

(ii) in the event RBI terminates this Agreement pursuant to Section 7.1(c) because the Closing failed to occur prior to January 31, 2016 or April 30, 2016, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided RBI is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement); or

(iii) in the event RBI terminates this Agreement pursuant to Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided RBI is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement).

Section 8.2 Non-Survival.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Closing. Notwithstanding the foregoing, Sections 1.5, 2.9(b) through (h), 5.3(b) and 5.7(c)(ii), (iii) (iv) and (vi) shall survive the Closing.

Section 8.3 Amendment, Extension and Waiver.

(a) Subject to applicable Law, at any time prior to the Closing Date, the parties may:

(i) Amend this Agreement;

(ii) Extend the time for the performance of any of the obligations or other acts of either party hereto;

(iii) Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv) Waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

(b) This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Section 8.4 Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Bank Merger Agreement, and the Confidentiality Agreement, contain the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof in any way.

Section 8.5 Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that, except for the Indemnified Parties’ rights under Section 5.7(c)(iv), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6 Notices.

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	If to OLB, to:

James W. Cornelsen President and Chief Executive Officer Old Line Bancshares, Inc. 1525 Pointer Ridge Place Bowie, MD 20716 Fax: (301) 430-2531

with a copy to:

Frank C. Bonaventure, Jr., Esquire Ober│Kaler 100 Light Street Baltimore, Maryland 21202 Fax: (443) 263-7505

(b)	If to RBI, to:

G. Bradley Sanner President and Chief Executive Officer Regal Bancorp, Inc.

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11436 Cronhill Drive Owings Mills, Maryland 21117 Fax: (410) 356-2649

with a copy to:

Joel E. Rappoport, Esquire Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005-2018 Fax: (202) 204-5620

Section 8.7 Disclosure Schedules.

Information contained on either the RBI Disclosure Schedule or the OLB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8 Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9 No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.10 Captions; Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The Background Section hereof constitutes an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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Section 8.11 Counterparts; Facsimile.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.12 Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 8.13 Governing Law; Venue; No Jury Trial.

(a) This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.

(b) The parties agree that the prevailing party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys’ fees from the non-prevailing party.

(c) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION THEREWITH.

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Section 8.14 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		OLD LINE BANCSHARES, INC.

By:		By:
Name:	Elise Hubbard	Name:	James W. Cornelsen
Title:	Assistant Secretary	Title:	President and Chief Executive Officer

ATTEST		REGAL BANCORP, INC.

By:		By:
Name:		Name:	G. Bradley Sanner
Title:	Secretary	Title:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – List of Loans to be Paid at Closing

Exhibit D – Bank Merger Agreement

Exhibit E – RBI Loan Documents

Exhibit F – Form of Intercreditor and Collateral Sharing Agreement

Exhibit G – Form of Sanner Employment Agreement

Exhibit H – Agreement

94

Exhibit A

List of Stockholders to Execute Support Agreements

Daniel A. Hirschfeld

Thomas J. Faust

Charles J. Ilardo

Elliot Dackman

Robert Matz

Brent Baron

Albert Kishter

Sheldon Leibowitz

Fred Lewis

G. Bradley Sanner

Exhibit B

Support Agreement

Exhibit C

List of Loans to be Paid at Closing

Lender	Loan Amount(1)	Note Date

Brent Baron	$56,493.43	February 28, 2015
David Green	$84,740.15	February 28, 2015
Albert Kishter	$225,971.80	February 28, 2015
Robert Matz	$338,958.66	February 28, 2015
RIVER OAKS TRUST	$197,723.17	February 28, 2015

(1) Amounts shown are as of February 28, 2015. Excludes interest accruing at the annual rate of 8% after February 28, 2015.

Exhibit D

Bank Merger Agreement

Exhibit E

RBI Loan Documents

Exhibit F

Form of Intercreditor and Collateral Sharing Agreement

Exhibit G

Form of Sanner Employment Agreement

Exhibit H

Agreement

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